CALCULATION OF REGISTRATION FEE

		Maximum
	Amount to be	Offering	Registration
Title of Securities to Be Registered	Registered	Price	Fee(1)
4.25% Convertible Senior Notes due 2014	$373,750,000	100%	$20,856

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-159718

Prospectus supplement
(To Prospectus dated June 3, 2009)

Exterran Holdings, Inc.
$325,000,000
4.25% Convertible Senior Notes due 2014

We are offering $325,000,000 principal amount of our 4.25% Convertible Senior Notes due 2014. The notes will bear interest at a rate of 4.25% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009. The notes will mature on June 15, 2014.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 15, 2014, only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2009, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after March 15, 2014 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will have the right to deliver shares of our common stock, cash, or a combination of cash and shares of our common stock, at our election. The initial conversion rate will be 43.1951 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $23.15 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances. We may not redeem the notes prior to the maturity date of the notes.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. The notes will not be guaranteed by our subsidiaries.

The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “EXH.” The last reported sale price of our common stock on the New York Stock Exchange on June 4, 2009 was $18.67 per share.

For a more detailed description of the notes, see “Description of the notes” beginning on page S-47.

Investing in the notes involves risks, including those described in the “Risk factors” section beginning on page S-14 of this prospectus supplement and the “Risk Factors” sections beginning on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per note	Total

Public offering price(1)	100.000%	$325,000,000
Underwriting discounts and commissions	2.625%	$8,531,250
Proceeds, before expenses, to us	97.375%	$316,468,750

(1)	Plus accrued interest from June 10, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional $48,750,000 principal amount of notes at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within the 30-day period beginning on the date the notes are issued. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $9,810,938, and our total proceeds, before expenses, will be $363,939,062.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about June 10, 2009.

Joint Book-Running Managers

J.P. Morgan	Merrill Lynch & Co.	Wachovia Securities	Credit Suisse

Co-Managers

ABN AMRO Incorporated	Calyon Securities (USA) Inc.	Citi	Fortis Securities LLC

Scotia Capital	SunTrust Robinson Humphrey	Johnson Rice & Company L.L.C.

The date of this prospectus supplement is June 5, 2009.

Prospectus supplement

Prospectus

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

We and the underwriters are offering to sell the notes only where offers and sales are permitted.

S-i

About this prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our notes and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Securities and Exchange Commission, or SEC. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We refer to the prospectus supplement and the accompanying prospectus, taken together, as “the prospectus.”

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. You may obtain a copy of this information, without charge, as described in the section entitled “Where you can find more information” in this prospectus supplement.

S-ii

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section entitled “Risk factors” and our consolidated financial statements and the notes thereto, before making an investment decision. Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase additional notes.

On August 20, 2007, Universal Compression Holdings, Inc. (“Universal”) and Hanover Compressor Company (“Hanover”) merged into our wholly-owned subsidiaries, and we became the parent entity of Universal and Hanover. Immediately following the completion of the merger, Universal merged with and into us. References in this prospectus supplement and the accompanying prospectus to “the Company,” “Exterran,” “we,” “our” and “us” refer to Hanover for periods prior to the merger date and to Exterran Holdings, Inc. and its subsidiaries for periods on or after the merger date, except where the context otherwise requires or as otherwise indicated. When we refer to “you” or “yours,” we mean the offerees of the notes offered hereby.

Exterran Holdings, Inc.

We are a global market leader in the full service natural gas compression business and a premier provider of operations, maintenance, service and equipment for oil and natural gas production, processing and transportation applications. Our global customer base consists of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent producers and natural gas processors, gatherers and pipelines.

We operate in three primary business lines: contract operations, fabrication and aftermarket services. In our contract operations business line, we own a fleet of natural gas compression equipment and crude oil and natural gas production and processing equipment that we utilize to provide operations services to our customers. In our fabrication business line, we fabricate and sell equipment that is similar to the equipment that we own and utilize to provide contract operations to our customers. We also utilize our expertise and fabrication facilities to build equipment utilized in our contract operations business line. Our fabrication business line also provides engineering, procurement and construction services primarily related to the manufacturing of critical process equipment for refinery and petrochemical facilities, the construction of tank farms and the construction of evaporators and brine heaters for desalination plants. In our Total Solutions projects, which we offer to our customers on a contract or on a turn-key sale basis, we provide the engineering design, project management, procurement and construction services necessary to incorporate our products into complete production, processing and compression facilities. In our aftermarket services business line, we sell parts and components and provide operations, maintenance, overhaul and reconfiguration services to customers who own compression, production, gas treating and oilfield power generation equipment.

In North America, we provide contract operations services using our fleet of 11,654 natural gas compression units as of March 31, 2009, which had an aggregate capacity of approximately 4,576,000 horsepower as of such date. Internationally, we provide contract operations services using our fleet of 1,334 units as of March 31, 2009, which had an aggregate capacity of approximately 1,508,000 horsepower as of such date.

We were incorporated on February 2, 2007 as a wholly owned subsidiary of Universal. Our common stock is traded on the New York Stock Exchange under the symbol “EXH.”

We are the indirect majority owner of Exterran Partners, L.P. (along with its subsidiaries, the “Partnership”), a master limited partnership that provides natural gas contract operations services to customers throughout the United States. As of March 31, 2009, public unitholders held a 43% ownership interest in the Partnership and we owned the remaining equity interest, including the general partner interest and all incentive distribution rights. The general partner of the Partnership is our subsidiary, and we consolidate the financial position and results of operations of the Partnership.

Operating highlights

The following tables summarize our total available horsepower, total operating horsepower, horsepower utilization percentages and fabrication backlog as of the dates shown below:

	December 31,		March 31,
(horsepower in thousands)	2008	2007	2009	2008

Total Available Horsepower:
North America	4,570	4,514	4,576	4,476
International	1,504	1,447	1,508	1,461

Total	6,074	5,961	6,084	5,937

Total Operating Horsepower:
North America	3,455	3,632	3,308	3,535
International	1,372	1,306	1,311	1,350

Total	4,827	4,938	4,619	4,885

Horsepower Utilization:
North America	76%	80%	72%	79%
International	91%	90%	87%	92%
Total	79%	83%	76%	82%

	December 31,		March 31,
(in millions)	2008	2007	2009	2008

Compressor and Accessory Fabrication Backlog	$395.5	$321.9	$354.8	$354.1
Production and Processing Equipment Fabrication Backlog	732.7	787.6	695.8	919.2

Fabrication Backlog	$1,128.2	$1,109.5	$1,050.6	$1,273.3

Our international contract operations backlog was $60 million, $120 million, $135 million and $130 million at the end of each respective quarter of 2008 and $140 million as of March 31, 2009.

Recent developments

Recently enacted legislation in Venezuela. In May 2009, the Venezuelan government enacted a law that reserves to the State of Venezuela certain assets and services related to hydrocarbon primary activities, which includes substantially all of our assets and services in Venezuela. The law provides that the reserved activities are to be performed by the State, by the State-owned oil company, Petroleos de Venezuela S.A. (“PDVSA”), or its affiliates or through mixed companies under the control of PDVSA or its affiliates. According to the law, the Ministry of People’s Power for Energy and Petroleum (“MENPET”) is in charge of identifying, by way of a resolution, those assets and services of companies that are included within the reserved activities. The law authorizes PDVSA or its affiliates to take possession of the assets and take over control of those operations related to the reserved activities as a step prior to the commencement of an expropriation process, and permits the national executive of Venezuela to decree the total or partial expropriation of shares or assets of companies performing those services. Expropriation of all or a portion of our assets or operations in Venezuela by the Venezuelan government, directly or through PDVSA or its affiliates, could adversely affect our results of operations and require us to write-down all or a portion of the value of our assets in Venezuela. While the law provides that companies whose assets are expropriated in this manner may be compensated in cash or securities, we are unable to predict what, if any, compensation Venezuela will ultimately offer in exchange for any such expropriated assets and, accordingly, we are unable to predict what, if any, compensation we ultimately will receive. We reserve and will continue to reserve the right to seek full compensation for any and all expropriated investments under all applicable legal regimes, including investment treaties and customary international law. We maintain insurance for the risk of expropriation of our investments in Venezuela. This policy is subject to a limit of $50 million.

Since the enactment of the law, MENPET has issued resolutions naming various companies included within the reserved activities. In May 2009, three joint ventures in which we have minority interests were named by MENPET in those resolutions and their assets were seized. As of June 2, 2009, our wholly owned operations had not yet been named in MENPET resolutions. However, on June 2, 2009, PDVSA commenced taking possession of our assets and operations in a number of our locations in Venezuela. At this time, we cannot predict whether MENPET will name us in a resolution within the reserved activities, nor can we predict the amount of our assets and operations that PDVSA or its affiliates will seize. For the year ended December 31, 2008, our operations in Venezuela accounted for $159.7 million, or 5%, of our revenue and $84.2 million, or 8%, of our gross margin. As of March 31, 2009, we had total assets in Venezuela of approximately $399.3 million, including receivables of $107.2 million, primarily related to projects for PDVSA and its affiliates. We may be required to recognize impairment charges associated with our wholly owned operations in Venezuela as a result of recent or future actions by PDVSA.

Appointment of New Director. On May 28, 2009, our board of directors increased the size of our board from 10 to 11 directors and appointed Mark A. McCollum, 50, as a director. Mr. McCollum has served as Executive Vice President and Chief Financial Officer of Halliburton Company since December 2007 and as Senior Vice President and Chief Accounting Officer since August 2003. From October 2006 until immediately prior to his appointment to our board of directors, Mr. McCollum served as a director of Exterran GP LLC, our wholly-owned subsidiary and the managing general partner of the Partnership.

Corporate information

Our executive offices are located at 16666 Northchase Drive, Houston, Texas 77060, and our telephone number is (281) 836-7000. Our website is located at http://www.exterran.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information included on, or linked from, our website, and you should not consider it to be part of this prospectus supplement or the accompanying prospectus.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the notes” section of this prospectus supplement and the “Description of debt securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “Company,” “Exterran,” “we,” “us,” and “our” refer to Exterran Holdings, Inc. and not to any of its subsidiaries.

Issuer	Exterran Holdings, Inc., a Delaware corporation

Securities	$325,000,000 principal amount of 4.25% Convertible Senior Notes due 2014 (plus up to an additional $48,750,000 principal amount to cover over-allotments, if any)

Maturity	June 15, 2014, unless earlier repurchased or converted

Issue Price	100% plus accrued interest, if any, from June 10, 2009

Interest	4.25% per year. Interest will accrue from June 10, 2009 and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day immediately preceding March 15, 2014, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

• during any fiscal quarter commencing after September 30, 2009, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day;

• during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of the notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

• upon the occurrence of specified corporate transactions described under “Description of the notes—Conversion rights—Conversion upon specified corporate transactions.”

On and after March 15, 2014 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 43.1951 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $23.15 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will satisfy our conversion obligation by delivering, at our election, shares of our common stock (plus cash in lieu of fractional shares), cash, or any combination of cash and shares of our common stock as described under “Description of the notes—Conversion rights—Settlement upon conversion.” If we elect to settle in cash or a combination of cash and shares, the amounts due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading-day observation period (as described herein). If you convert your notes on or after March 15, 2014, and we elect physical settlement as described above, you will not receive the shares of common stock into which the notes are convertible until after the expiration of the observation period described above, even though the number of shares you will receive upon settlement will not change. See “Description of the notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of our common stock, together with any cash payment for any fractional share, into which a note is convertible.

No redemption at our option	We may not redeem the notes prior to the maturity date of the notes.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of the notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior unsecured obligations and will rank:

• senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

• junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

As of April 30, 2009, our total consolidated indebtedness was $2,558.3 million. As of April 30, 2009, the total third-party indebtedness plus accounts payable of our subsidiaries was $2,616.0 million to which the notes would have ranked structurally junior.

The base indenture governing the notes, as supplemented by the supplemental indenture to be entered into in connection with this notes offering (which we refer to collectively as the “indenture”), does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $315.9 million ($363.3 million if the underwriters exercise their option to purchase additional notes in full), after deducting estimated underwriting discounts and offering expenses.

We expect to enter into convertible note hedge and warrant transactions with one or more affiliates of the underwriters (the “hedge counterparties”). We expect to use (i) $36.3 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds of the warrant transactions described in “Convertible note hedge and warrant transactions”) and (ii) the remaining net proceeds to repay approximately $144.6 million of indebtedness outstanding under our revolving credit facility and approximately $135.0 million of indebtedness outstanding under our asset-backed securitization facility. See “Use of proceeds.”

The cost of the convertible note hedge transactions, after being partially offset by the proceeds from the sale of the warrants, will be approximately $36.3 million. If the option granted to the underwriters to purchase additional notes is exercised, we will not enter into additional convertible note hedge transactions or sell additional warrants. See “Convertible note hedge and warrant transactions.”

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

NYSE Trading Symbol	Our common stock is listed on the New York Stock Exchange under the symbol “EXH.”

Material United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material United States federal income tax considerations.”

Convertible Note Hedge and Warrant Transactions	In connection with the offering of the notes, we expect to enter into convertible note hedge transactions with the hedge counterparties, which are expected to reduce the potential dilution upon conversion of the notes. We also expect to enter into warrant transactions with the hedge counterparties. The convertible note hedge transactions would be expected to reduce potential dilution to our common stock upon any such conversion. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option, we will not enter into additional convertible note hedge or warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the hedge counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting.”

Trustee, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.

Risk Factors	See “Risk factors” beginning on page S-14 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial data

The following table presents summary consolidated financial data as of and for each of the three years ended December 31, 2008, 2007 and 2006 and the three months ended March 31, 2009 and 2008. This information was derived from our audited consolidated financial statements included in our Current Report on Form 8-K dated June 3, 2009 and from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, each of which is incorporated herein by reference. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in such Current Report on Form 8-K and Quarterly Report on Form 10-Q and our consolidated historical financial statements contained therein.

	Years ended December 31,			Three months ended March 31,
(in thousands, except per share data)	2008	2007(1)	2006(1)	2009	2008

Statement of Operations Data:
Revenues	$3,178,653	$2,540,485	$1,593,321	$737,893	$740,089
Gross Margin(2)	1,121,006	822,309	546,784	260,973	281,746
Selling, general and administrative	374,737	265,057	197,282	91,518	89,687
Merger and integration expenses	11,475	46,723	–	–	4,439
Depreciation and amortization	373,602	252,716	175,927	92,939	90,449
Fleet impairment(3)	24,109	61,945	–	–	1,450
Manufacturing facility consolidation and impairment(4)	–	–	–	7,304	–
Goodwill impairment(5)	1,148,371	–	–	–	–
Interest expense	129,723	130,092	123,496	26,565	33,220
Early extinguishment of debt(6)	–	70,150	5,902	–	–
Equity in (income) loss of non-consolidated affiliates(7)	(23,974)	(12,498)	(19,430)	91,117	(6,093)
Other (income) expense, net	(18,760)	(44,646)	(50,897)	(7,661)	(12,999)
Provision for income taxes	37,197	11,894	28,782	17,091	29,977
Income (loss) from continuing operations	(935,474)	40,876	85,722	(57,900)	51,616
Cumulative effect of accounting changes, net of tax	–	–	370	–	–
Net income (loss)	(935,076)	40,876	86,523	(57,900)	52,014
Less: Net income attributable to noncontrolling interest	12,273	6,307	–	(1,514)	(2,643)
Net income (loss) attributable to Exterran stockholders	(947,349)	34,569	86,523	(59,414)	49,371
Income (loss) attributable to Exterran stockholders per share from continuing operations(8):
Basic	$(14.68)	$0.76	$2.61	$(0.97)	$0.75
Diluted	$(14.68)	$0.75	$2.48	$(0.97)	$0.73

	Years ended December 31,			Three months ended March 31,
(in thousands, except per share data)	2008	2007(1)	2006(1)	2009	2008

Weighted average common and equivalent shares outstanding(8):
Basic	64,580	45,580	32,883	61,209	65,065
Diluted	64,580	46,300	36,411	61,209	68,831
Other Financial Data:
Capital Expenditures(9):
Contract Operations Equipment:
Growth	$287,674	$190,251	$115,254	$71,709	$62,469
Maintenance	141,152	115,127	82,911	40,192	21,248
Other	80,444	46,812	48,418	11,210	18,858
Cash flows provided by (used in):
Operating activities	$484,117	$239,710	$209,089	$72,363	$112,417
Investing activities	(582,901)	(302,268)	(168,168)	(123,906)	(128,977)
Financing activities	86,398	135,727	(18,134)	38,196	(8,806)
Balance Sheet Data:
Cash and cash equivalents	$126,391	$149,224	$73,286	$113,580	$125,328
Working capital(10)	777,909	670,482	326,565	829,430	687,401
Property, plant and equipment, net	3,673,866	3,533,505	1,863,452	3,681,265	3,563,528
Total assets	6,092,627	6,863,523	3,070,889	6,145,924	7,030,427
Debt	2,512,429	2,333,924	1,369,931	2,553,908	2,326,104
Total Exterran stockholders’ equity	2,043,786	3,162,260	1,014,282	1,980,704	3,186,342

(1)	Universal’s financial results have been included in our consolidated financial statements after the merger date on August 20, 2007. Financial information for prior periods is not comparable with 2008 and 2007 due to the impact of this business combination on our financial position and results of operation. See Note 2 to the consolidated financial statements included in our Current Report on Form 8-K dated June 3, 2009 for a description of the merger. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K dated June 3, 2009 for further discussion about the impact of the merger on our results of operations and financial position for the years ended as of December 31, 2008 and 2007.

(2)	Gross margin is defined, reconciled to net income (loss) and discussed further in “Selected financial data—Non-GAAP financial measure.”

(3)	We are involved in a project in the Cawthorne Channel in Nigeria (the “Cawthorne Channel Project”), in which Global Gas and Refining Ltd., a Nigerian entity (“Global”), has contracted with an affiliate of Royal Dutch Shell plc (“Shell”) to process natural gas from some of Shell’s Nigerian oil and natural gas fields. The area in Nigeria where the Cawthorne Channel Project is located has experienced local civil unrest and violence in recent history and has not been operational for much of the Cawthorne Channel Project’s life. As a result of ongoing operational difficulties and taking into consideration the project’s historical performance and recent declines in commodity prices, we undertook an assessment of our estimated future cash flows from the Cawthorne Channel Project. Based on the analysis we completed, we believe that we will not recover all of our remaining investment in the Cawthorne Channel Project. Accordingly, we recorded an impairment charge of $21.6 million in our fourth quarter 2008 results to reduce the carrying amount of our assets associated with the Cawthorne Channel Project to their estimated fair value. In the first quarter of 2008, management identified certain fleet units that will not be used in our contract operations business in the future and recorded a $1.5 million impairment. During the third quarter of 2008, we recorded a $1.0 million impairment related to the loss sustained on offshore units that were on platforms which capsized during Hurricane Ike.

Following the completion of the merger, management reviewed our fleet for units that would not be of the type, configuration, make or model that management would want to continue to offer after the merger due to the cost to refurbish the equipment, the incremental costs of maintaining more types of equipment and the increased financial flexibility of the new company to build new units in the configuration currently in demand by our customers. As a result of this review, we recorded an impairment to our fleet assets of $61.9 million in the third quarter of 2007.

(4)	In March 2009, our management approved a plan to close our compression fabrication facility in Calgary, Alberta and to discontinue our compression fabrication activities in Broken Arrow, Oklahoma. These facilities were used in our fabrication segment. These actions are the result of significant fabrication capacity stemming from the merger and no consolidation of this capacity since that time, as well as the anticipated continuation of current weaker global economic and energy industry conditions. Additionally, we reduced the size of our workforce at our two manufacturing locations in Houston, Texas to support the forecasted level of new fabrication work. We currently estimate that we will incur total charges in 2009 with respect to these activities and the related workforce reductions of approximately $13 million to $15 million, of which $7.3 million was expensed in the first quarter of 2009 as Manufacturing facility consolidation and impairment in our consolidated statements of operations.

(5)	We recorded a goodwill impairment charge of $1,148.4 million in the fourth quarter of 2008. In the second half of 2008, there were severe disruptions in the credit and capital markets and reductions in global economic activity, which had significant adverse impacts on stock markets and oil-and-gas-related commodity prices, both of which we believe contributed to a significant decline in our stock price and corresponding market capitalization. We determined that the fourth quarter 2008 continuation and deepening recession and financial market crisis, along with the continuing decline in the market value of our common stock, resulted in an impairment of all of the goodwill in our North America contract operations reporting unit.

(6)	In the third quarter of 2007, we refinanced a significant portion of Universal’s and Hanover’s debt that existed before the merger. We recorded $70.2 million of debt extinguishment charges related to this refinancing. The charges related to a call premium and tender fees paid to retire various Hanover notes that were part of the debt refinancing and a charge of $16.4 million related to the write-off of deferred financing costs in conjunction with the refinancing.

(7)	We have three equity investments in joint ventures in Venezuela in which we are not the controlling partner. We accounted for these investments using the equity method. In the first quarter of 2009, we reviewed our expected cash flows related to these joint ventures and determined that the fair value of our investment had declined and that we had a loss in our investments that was other than temporary. Accordingly, we recorded an impairment charge of $90.1 million ($81.7 million, net of tax) to write-off the full value of our investment in two of the joint ventures (El Furrial and PIGAP II) and an impairment charge of $6.5 million with respect to the third joint venture (the SIMCO/Harwat Consortium) in the first quarter of 2009. Each impairment charge is reflected as a charge in equity in (income) loss of non-consolidated affiliates in our consolidated statements of operations.

(8)	As a result of the merger between Hanover and Universal, each outstanding share of common stock of Universal was converted into one share of Exterran common stock and each outstanding share of Hanover common stock was converted into 0.325 shares of Exterran common stock. All share and per share amounts have been retroactively adjusted to reflect the conversion ratio of Hanover common stock for all periods presented.

(9)	Growth capital expenditures are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification. Maintenance capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets.

(10)	Working capital is defined as current assets minus current liabilities.

Results by business segment. The following table summarizes revenues, cost of sales, gross margin (defined as revenue less cost of sales, excluding depreciation and amortization expense) and gross margin percentages (defined as gross margin divided by revenue) for each of our business segments.

	Years ended December 31,			Three months ended March 31,
(dollars in thousands)	2008	2007	2006	2009	2008

Revenue:
North America Contract Operations	$790,573	$551,140	$384,292	$194,393	$199,076
International Contract Operations	516,891	336,807	263,228	123,012	119,892
Aftermarket Services	381,617	274,489	179,043	77,879	84,172
Fabrication	1,489,572	1,378,049	766,758	342,609	336,949

Total	$3,178,653	$2,540,485	$1,593,321	$737,893	$740,089

Cost of sales (excluding depreciation and amortization):
North America Contract Operations	$341,865	$232,238	$156,554	$83,705	$88,288
International Contract Operations	191,296	126,861	96,631	45,301	39,385
Aftermarket Services	304,430	214,497	139,633	61,200	66,927
Fabrication	1,220,056	1,144,580	653,719	286,714	263,743

Total	$2,057,647	$1,718,176	$1,046,537	$476,920	$458,343

Gross margin(1)
North America Contract Operations	$448,708	$318,902	$227,738	$110,688	$110,788
International Contract Operations	325,595	209,946	166,597	77,711	80,507
Aftermarket Services	77,187	59,992	39,410	16,679	17,245
Fabrication	269,516	233,469	113,039	55,895	73,206

Total	$1,121,006	$822,309	$546,784	$260,973	$281,746

Gross margin percentage:
North America Contract Operations	57%	58%	59%	57%	56%
International Contract Operations	63%	62%	63%	63%	67%
Aftermarket Services	20%	22%	22%	21%	20%
Fabrication	18%	17%	15%	16%	22%

(1)	Gross margin is discussed further in “Selected financial data—Non-GAAP financial measure.” During the three months ended March 31, 2009, approximately 56%, 28% and 16% of our gross margin was generated from our operations in North America, Latin America and the Eastern Hemisphere, respectively.

Risk factors

Any investment in the notes and our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In particular, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Report on form 10-Q for the quarter ended March 31, 2009 and in other documents that we subsequently filed with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually comes to fruition, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, which could adversely affect your investment in the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-looking statements.”

Risks related to our business

There are risks associated with our operations in Venezuela. New legislation in Venezuela could result in the expropriation of all or a portion of our operations and assets in Venezuela and could adversely impact our financial position and results of operations and require us to write-down all or a portion of our assets in Venezuela.

In May 2009, the Venezuelan government enacted a law that reserves to the State of Venezuela certain assets and services related to hydrocarbon primary activities, which includes substantially all of our assets and services in Venezuela. The law provides that the reserved activities are to be performed by the State, by PDVSA or its affiliates or through mixed companies under the control of PDVSA or its affiliates. According to the law, MENPET is in charge of identifying, by way of a resolution, those assets and services of companies that are included within the reserved activities. The law authorizes PDVSA or its affiliates to take possession of the assets and take over control of those operations related to the reserved activities as a step prior to the commencement of an expropriation process, and permits the national executive of Venezuela to decree the total or partial expropriation of shares or assets of companies performing those services. Expropriation of all or a portion of our assets or operations in Venezuela by the Venezuelan government, directly or through PDVSA or its affiliates, could adversely affect our results of operations and require us to write-down all or a portion of the value of our assets in Venezuela. While the law provides that companies whose assets are expropriated in this manner may be compensated in cash or securities, we are unable to predict what, if any, compensation Venezuela will ultimately offer in exchange for any such expropriated assets and, accordingly, we are unable to predict what, if any, compensation we ultimately will receive.

Since the enactment of the law, MENPET has issued resolutions naming various companies included within the reserved activities. In May 2009, three joint ventures in which we have minority interests were named by MENPET in those resolutions and their assets were seized. As of June 2, 2009, our wholly owned operations have not yet been named in MENPET resolutions. However, on June 2, 2009, PDVSA commenced taking possession of our assets and operations in a number of our locations in Venezuela. At this time, we cannot predict whether MENPET will name us in a resolution within the reserved activities, nor can we predict the amount of our assets and operations that PDVSA or its affiliates will seize. For the year ended December 31, 2008, our operations in Venezuela accounted for $159.7 million, or 5%, of our revenue and $84.2 million, or 8%, of our gross margin. As of March 31, 2009, we had total assets in Venezuela of approximately $399.3 million, including receivables of $107.2 million, primarily related to projects for PDVSA or its affiliates. In the first quarter of 2009, we recorded an impairment charge of $90.1 million ($81.7 million, net of tax) to write-off the full value of our investment in two of the joint ventures (El Furrial and PIGAP II) and an impairment charge of $6.5 million with respect to the third joint venture (the SIMCO/Harwat Consortium). See Note 6 to the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 for further discussion of the impairment of our investments in non-consolidated affiliates in the first quarter of 2009. We may be required to recognize impairment charges associated with our wholly owned operations in Venezuela as a result of recent or future actions by PDVSA.

We have experienced longer cycles of outstanding receivables in Venezuela, as have many other service providers. In the first quarter of 2009, we received only a minimal amount of payments on those receivables. PDVSA or its affiliates may continue to fail to make payments to us and other oil sector service providers, which will have further unfavorable impacts on our business, financial condition, results of operations and cash flows.

A reduction in demand for oil or natural gas or prices for those commodities, or instability in North American or global energy and credit markets, adversely affects our business.

Our results of operations depend upon the level of activity in the global energy market, including natural gas development, production, processing and transportation. Oil and natural gas prices and the level of drilling and exploration activity can be volatile. For example, oil and natural gas exploration and development activity and the number of well completions typically decline when there is a significant reduction in oil and natural gas prices or significant instability in energy markets. Particularly since the second half of 2008, there have been severe disruptions in the credit and capital markets and reductions in global economic activity, which have had a significant adverse impact on oil-and-gas-related commodity prices. As a result, the demand for our natural gas compression services and oil and natural gas production and processing equipment has been adversely affected. A continued reduction in demand could also force us to reduce our pricing substantially due to an increase in the availability of capacity in the market. Additionally, in North America, compression services for our customers that produce from unconventional natural gas sources such as tight sands, shales and coalbeds has constituted an increasing percentage of our business during the past several years. Such unconventional sources are generally less economically feasible to produce in lower natural gas price environments. These factors could in turn negatively impact the demand for our products and services. A decline in demand for oil and natural gas or prices for those commodities, or instability in the global energy and credit markets, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The erosion of the financial condition of our customers could adversely affect our business.

Many of our customers finance their exploration and development activities through cash flow from operations, the incurrence of debt or the issuance of equity. During times when oil and gas commodity prices decline, our customers are more likely to experience a downturn in their financial condition. Many of our customers’ equity values have substantially declined over the past 18 months, and during certain periods over the last 12 months the credit markets and the capital markets have been unavailable as a source of financing to these customers. The combination of a reduction in cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing is expected to result in a reduction in our customers’ spending for our products and services in the remainder of 2009. For example, our customers could seek to preserve capital by canceling month-to-month contracts, canceling or delaying scheduled maintenance of their existing natural gas compression and oil and natural gas production and processing equipment or determining not to enter into any new natural gas compression service contracts or purchase new compression and oil and natural gas production and processing equipment, thereby reducing demand for our products and services. Reduced demand for our products and services could adversely affect our business, financial condition, results of operations and cash flows. In addition, in the event of the financial failure of a customer, we could experience a loss associated with all or a portion of our outstanding accounts receivable associated with that customer.

We have a substantial amount of debt that could limit our ability to fund future growth and operations and increase our exposure to risk during adverse economic conditions.

At April 30, 2009, we had approximately $2,558.3 million in outstanding debt obligations. Many factors, including factors beyond our control may affect our ability to make payments on our outstanding indebtedness. These factors include those discussed elsewhere in these Risk Factors and those listed in the “Forward-looking statements” section located herein.

Our substantial debt and associated commitments could have important adverse consequences. For example, these commitments could:

•	make it more difficult for us to satisfy our contractual obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, acquisitions or other corporate requirements;

•	increase our vulnerability to interest rate fluctuations because the interest payments on a portion of our debt are based upon variable interest rates and a portion can adjust based upon our credit statistics;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to refinance our debt in the future or borrow additional funds.

Covenants in our debt agreements may impair our ability to operate our business.

Our bank credit facilities, asset-backed securitization facility and the agreements governing certain of our other indebtedness include various covenants with which we must comply, including, but not limited to, limitations on incurrence of indebtedness, investments, liens on assets, transactions with affiliates, mergers, consolidations, sales of assets and other provisions customary in similar types of agreements. For example, we must maintain various consolidated financial ratios including a ratio of EBITDA (as defined in the credit agreement) to total interest expense (as defined in the credit agreement) of not less than 2.25 to 1.0, a ratio of consolidated debt to EBITDA of not greater than 5.0 to 1.0 and a ratio of senior secured debt to EBITDA of not greater than 4.0 to 1.0. As of March 31, 2009, we maintained a 7.2 to 1.0 EBITDA to total interest expense ratio, a 3.2 to 1.0 consolidated debt to EBITDA ratio and a 3.0 to 1.0 senior secured debt to EBITDA ratio. As of March 31, 2009, we were in compliance with all financial covenants under our credit agreements. If our operations in Venezuela had been excluded from our calculation of EBITDA as of March 31, 2009, we would have had a 6.3 to 1.0 EBITDA to total interest expense ratio, a 3.7 to 1.0 consolidated debt to EBITDA ratio and a 3.5 to 1.0 senior secured debt to EBITDA ratio.

The Partnership’s credit facility also includes covenants limiting its ability to make distributions, incur indebtedness, grant liens, merge, make loans, acquisitions, investments or dispositions and engage in transactions with affiliates. The Partnership must maintain various consolidated financial ratios, including a ratio of EBITDA (as defined in the Partnership’s credit agreement) to total interest expense (as defined in the Partnership’s credit agreement) of not less than 2.5 to 1.0, and a ratio of total debt to EBITDA of not greater than 5.0 to 1.0. As of March 31, 2009, the Partnership maintained a 4.9 to 1.0 EBITDA to total interest expense ratio and a 4.1 to 1.0 total debt to EBITDA ratio. As of March 31, 2009, the Partnership was in compliance with all financial covenants under the Partnership’s credit agreement.

If we were to experience a significant deterioration in the demand for our services, we may not be able to comply with certain of the covenants associated with our indebtedness. The breach of any of our covenants could result in a default under one or more of our debt agreements, which could cause our indebtedness under those agreements to become due and payable. In addition, a default under one or more of our debt agreements, including a default by the Partnership under the Partnership’s credit agreement, would in some situations trigger cross-default provisions under certain agreements relating to our debt obligations, which would accelerate our obligation to repay our indebtedness under those agreements. If the repayment obligations on any of our indebtedness were to be so accelerated, we may not be able to repay the debt or refinance the debt on acceptable terms, and our financial position would be materially adversely affected.

The currently available supply of compression equipment owned by our customers and competitors could cause a reduction in demand for our products and services and a reduction in our pricing.

We believe there currently exists a greater supply of idle and underutilized compression equipment owned by our customers and competitors in North America than in recent years, which will limit our ability to improve our horsepower utilization and increase revenues in North America in the near term. Any sustained reduction in demand for our products and services, or sustained or significant reduction in our pricing for our products or services, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

A continuation of the credit crisis and related turmoil in the global financial system may have an impact on our business and our financial condition. For example, in September 2008, Lehman Brothers, one of the lenders under our $1.65 billion credit agreement, filed for bankruptcy protection. As a result, our ability to borrow under this facility has been reduced by

$3.3 million as of April 30, 2009, resulting in $240.5 million in remaining unfunded commitments that, as of April 30, 2009, were available under our revolving credit facility. Our ability to borrow under this facility could be further reduced by up to $8.3 million as of April 30, 2009, which represents Lehman Brothers’ pro rata portion of outstanding borrowings and letters of credit under our revolving credit facility at April 30, 2009. If any other lender under our revolving credit facility or the Partnership’s revolving credit facility is not able to perform its obligations under those facilities, our borrowing capacity could be further reduced by such lender’s pro rata portion of the unfunded commitments. If other lenders become unable to perform their obligations under those facilities, our borrowing capacity could be further reduced. Inability to borrow additional amounts under those facilities could limit our ability to fund our future growth and operations.

The credit crisis could also have an impact on our derivative agreements if any of our counterparties are unable to perform their obligations under those agreements.

There are many risks associated with conducting operations in international markets.

We operate in many geographic markets outside the U.S., which entails difficulties associated with staffing and managing our international operations and complying with legal and regulatory requirements. Changes in local economic or political conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows. The risks inherent in our international business activities include the following:

•	difficulties in managing international operations, including our ability to timely and cost effectively execute projects;

•	unexpected changes in regulatory requirements;

•	training and retaining qualified personnel in international markets;

•	inconsistent product regulation or sudden policy changes by foreign agencies or governments;

•	the burden of complying with multiple and potentially conflicting laws;

•	tariffs and other trade barriers;

•	governmental actions that result in the deprivation of contract rights, including possible law changes, and other difficulties in enforcing contractual obligations;

•	governmental actions that result in restricting the movement of property;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable;

•	potentially longer receipt of payment cycles;

•	changes in political and economic conditions in the countries in which we operate, including general political unrest, the nationalization of energy related assets, civil uprisings, riots, kidnappings and terrorist acts;

•	the potential risks relating to the retention of sales representatives, consultants and other agents in certain high-risk countries;

•	potentially adverse tax consequences or tax law changes;

•	currency controls or restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	the risk that our international customers may have reduced access to credit because of higher interest rates, reduced bank lending or a deterioration in our customers’ or their lenders’ financial condition;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world; and

•	difficulties in establishing new international offices and risks inherent in establishing new relationships in foreign countries.

In addition, we plan to expand our business into international markets where we have not previously conducted business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws and business procedures present special challenges, may affect our ability to be successful in these ventures or avoid losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

There are risks associated with our operations in Nigeria. Local unrest and violence in Nigeria have adversely affected our historical financial results and could result in additional impairments and write-downs of our assets in Nigeria if the political situation in Nigeria does not improve.

Our operations in Nigeria are subject to numerous risks and uncertainties associated with operating in Nigeria. These risks include, among other things, political, social and economic instability, civil uprisings, riots, terrorism, kidnapping, the taking of property without fair compensation and governmental actions that may restrict payments or the movement of funds or property or result in the deprivation of contract rights. Any of these risks, including risks arising from the increase in violence and local unrest in Nigeria over the past several years, could adversely impact our operations in Nigeria and could affect the timing and decrease the amount of revenue we may realize from our assets in Nigeria.

As a result of ongoing operational difficulties at the Cawthorne Channel Project in Nigeria, and taking into consideration the project’s historical performance and recent declines in commodity prices, we undertook an assessment of our estimated future cash flows from the project. Based on the analysis we completed, we believe that we will not recover all of our remaining investment in the Cawthorne Channel Project. Accordingly, we recorded an impairment charge of $21.6 million in our fourth quarter 2008 results to reduce the carrying amount of our assets associated with the Cawthorne Channel Project to their estimated fair value which is reflected in fleet impairment expense in our consolidated statements of operations. See Note 20 to the consolidated financial statements in our Current Report on Form 8-K dated June 3, 2009 for further discussion of this impairment charge. If future events or circumstances further reduce our expectations of future cash flows from these assets, we may have to record additional impairments on our remaining net assets associated with the Cawthorne Channel Project. At March 31, 2009, our net investment in assets in Nigeria was $77.4 million, $14.8 million of which was associated with the Cawthorne Channel Project.

We may be vulnerable to interest rate increases due to our floating rate debt obligations.

As of April 30, 2009, after taking into consideration interest rate swaps, we had approximately $944.2 million of outstanding indebtedness subject to interest at floating rates. Changes in economic conditions outside of our control could result in higher interest rates, thereby increasing our interest expense and reducing the funds available for capital investment, operations or other purposes. A 1.0% increase in interest rates would result in an annual increase in our interest expense of approximately $9.4 million.

Failure to timely and cost-effectively execute on larger projects could adversely affect our business.

As our business has grown, the size and scope of some of our contracts with our customers has increased. This increase in size and scope can translate into more technically challenging conditions or performance specifications for our products and services. Contracts with our customers generally specify delivery dates, performance criteria and penalties for our failure to perform. Any failure to execute such larger projects in a timely and cost effective manner could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may incur losses on fixed-price contracts, which constitute a significant portion of our fabrication business.

In connection with projects covered by fixed-price contracts, we generally bear the risk of cost over-runs, operating cost inflation, labor availability and productivity, and supplier and subcontractor pricing and performance unless they result from customer-requested change orders. Under both our fixed-price contracts and our cost-reimbursable contracts, we may rely on third parties for many support services, and we could be subject to liability for their failures. Our failure to accurately estimate our costs and the time required for a fixed-price fabrication project could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Many of our compression services contracts with customers have short initial terms, and we cannot be sure that such contracts will be renewed after the end of the initial contractual term.

The length of our compression services contracts with customers varies based on operating conditions and customer needs. In most cases, based on currently prevailing compression services rates, our initial contract terms are not long enough to enable us to fully recoup the cost of acquiring or fabricating the equipment we utilize to provide compression services. We cannot be sure that a substantial number of these customers will continue to renew their contracts, that we will be able to enter into new compression services contracts with customers or that any renewals will be at comparable rates. The inability to renew a substantial portion of our compression services contracts would have a material adverse effect upon our business, financial condition, results of operations and cash flows.

We are exposed to exchange rate fluctuations in the international markets in which we operate. A decrease in the value of any of these currencies relative to the U.S. dollar could reduce profits from international operations and the value of our international net assets.

Our reporting currency is the U.S. dollar. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in a currency other than the functional currency of the local Exterran affiliate are included in the consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our international results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our international results of operations will continue to vary with exchange rate fluctuations. We generally do not hedge exchange rate exposures, which exposes us to the risk of exchange rate losses.

A fluctuation in the value of any of these currencies relative to the U.S. dollar could reduce our profits from international operations and the value of the net assets of our international operations when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

We anticipate that there will be instances in which costs and revenues will not be exactly matched with respect to currency denomination. As a result, to the extent we expand geographically, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

We are dependent on particular suppliers and are vulnerable to product shortages and price increases.

Some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of certain of these sources could have a negative impact on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a negative impact on our results of operations.

The tax treatment of the Partnership depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats the Partnership as a corporation or if the Partnership becomes subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to the Partnership’s unitholders and undermine the cost of capital advantage we believe the Partnership has.

The anticipated after-tax economic benefit of an investment in the Partnership’s common units depends largely on it being treated as a partnership for U.S. federal income tax purposes. The

Partnership has not received a ruling from the Internal Revenue Service, or IRS, on this or any other tax matter affecting it.

If the Partnership were treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax at the corporate tax rate and would also likely pay state income tax. Treatment of the Partnership as a corporation for U.S. federal income tax purposes would result in a material reduction in the anticipated cash flow and after-tax return to its unitholders, likely causing a substantial reduction in the value of its common units.

Current law may change so as to cause the Partnership to be treated as a corporation for U.S. federal income tax purposes or otherwise subject it to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. The Partnership’s partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects it to taxation as a corporation or otherwise subjects it to entity-level taxation for U.S. federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels of the Partnership may be adjusted to reflect the impact of that law on it at the option of its general partner without the consent of its unitholders. If the Partnership were to be taxed at the entity level, it would lose the comparative cost of capital advantage we believe it has over time as compared to a corporation.

The tax treatment of publicly traded partnerships or our investment in the Partnership could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including the Partnership, or our investment in the Partnership may be modified by administrative, legislative or judicial interpretation at any time. For example, judicial interpretations of the U.S. federal income tax laws may have a direct or indirect impact on the Partnership’s status as a partnership and, in some instances, a court’s conclusions may heighten the risk of a challenge regarding the Partnership’s status as a partnership. Moreover, members of Congress have considered substantive changes to the existing U.S. federal income tax laws that would have affected publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Although the legislation considered would not have appeared to affect the Partnership’s tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will be reconsidered or will ultimately be enacted. Any such changes or differing judicial interpretations of existing laws could negatively impact the value of our investment in the Partnership.

We face significant competition that may cause us to lose market share and harm our financial performance.

Our industry is highly competitive and there are low barriers to entry, especially in North America. We expect to experience competition from companies that may be able to adapt more quickly to technological changes within our industry and throughout the economy as a whole, more readily take advantage of acquisitions and other opportunities and adopt more aggressive pricing policies. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the price at which they offer their services, we may not be able to compete effectively. Some of these competitors may expand or fabricate new compression units that would create additional competition for the services we currently provide to our customers. In addition, customers that are significant producers or gatherers of natural gas may purchase their own assets in lieu of using our contract operations services. In addition, our other lines of business will face significant competition.

We also may not be able to take advantage of certain opportunities or make certain investments because of our significant leverage and our other obligations. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

Our operations entail inherent risks that may result in substantial liability. We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

Our operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of natural gas or well fluids, fires and explosions. These risks may expose us, as an equipment operator and fabricator, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. The insurance we carry against many of these risks may not be adequate to cover our claims or losses. We currently have a minimal amount of insurance on our offshore assets. In addition, we are substantially self-insured for worker’s compensation, employer’s liability, property, auto liability, general liability and employee group health claims in view of the relatively high per-incident deductibles we absorb under our insurance arrangements for these risks. Further, insurance covering the risks we expect to face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. For example, based on discussions with our insurance carriers, we may not be able to renew our political risk insurance coverage in Venezuela, Nigeria and Bolivia at the same level or at all when such policies are subject to renewal. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we were not able to obtain liability insurance, our business, results of operations and financial condition could be negatively impacted.

We are subject to a variety of governmental regulations; failure to comply with these regulations may result in administrative, civil and criminal enforcement measures.

We are subject to a variety of U.S. federal, state, local and international laws and regulations relating to the environment, health and safety, export controls, currency exchange, labor and employment and taxation. These laws and regulations are complex, change frequently and have tended to become more stringent over time. Failure to comply with these laws and regulations may result in a variety of administrative, civil and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements and issuance of injunctions as to future compliance. From time to time, as part of our operations, including newly acquired operations, we may be subject to compliance audits by regulatory authorities in the various countries in which we operate.

Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, which may render us liable for remediation costs, natural resource damages and other damages as a result of conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners, operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could negatively impact our financial condition or results of operations.

We may need to apply for or amend facility permits or licenses from time to time with respect to storm water or wastewater discharges, waste handling, or air emissions relating to manufacturing activities or equipment operations, which subjects us to new or revised permitting conditions that may be onerous or costly to comply with. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks or pipelines and other regulated units, all of which may impose additional compliance and permitting obligations.

We conduct operations at numerous facilities in a wide variety of locations across the continental U.S. The operations at many of these facilities require U.S. federal, state or local environmental permits or other authorizations. Additionally, natural gas compressors at many of our customers’ facilities require individual air permits or general authorizations to operate under various air regulatory programs established by rule or regulation. These permits and authorizations frequently contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits. Given the large number of facilities in which we operate, and the numerous environmental permits and other authorizations that are applicable to our operations, we may occasionally identify or be notified of technical violations of certain requirements existing in various permits or other authorizations. Occasionally, we have been assessed penalties for our non-compliance, and we could be subject to such penalties in the future.

New proposed regulations under the Clean Air Act, if implemented, could result in increased compliance costs.

In March 2009, the Environmental Protection Agency (“EPA”) formally proposed new regulations under the Clean Air Act (“CAA”) to control emissions of hazardous air pollutants from existing stationary reciprocal internal combustion engines. The rule, if and when finalized by the EPA, may require us to undertake significant expenditures, including expenditures for installing pollution control equipment such as oxidation catalysts or non-selective catalytic reduction equipment, imposing more stringent maintenance practices, and implementing additional monitoring practices on a significant percentage of our natural gas compressor engine fleet. At this point, we cannot predict the final regulatory requirements or the cost to comply with such requirements. The comment period on the proposed regulation ended on June 3, 2009. Under the proposal, compliance will be required by three years from the effective date of the final rule. This proposed rule and any other new regulations requiring the installation of more sophisticated emission control equipment could have a material adverse impact on our business, financial condition, results of operations or cash flows.

Climate change legislation and regulatory initiatives could result in increased compliance costs.

Scientific studies suggest that emissions of certain gases, commonly referred to as “greenhouse gases,” such as carbon dioxide and methane, may be contributing to climatic changes in the

Earth’s atmosphere. In response to such studies, President Obama has expressed support for, and it is anticipated that the U.S. Congress will continue actively to consider, legislation to restrict or regulate emissions of greenhouse gases. Pending legislation recently approved by the House Energy and Commerce Committee could, if enacted by Congress, require greenhouse gas emissions reductions by covered sources of as much as 17% from 2005 levels by 2020 and by as much as 83% by 2050. In addition, more than one-third of the states, either individually or through multi-state regional initiatives, have begun to address greenhouse gas emissions, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs. Although most of the state-level initiatives have to date been focused on large sources of greenhouse gas emissions, such as electric power plants, it is possible that small sources such as gas-fired compressors could be subject to greenhouse gas-related regulation. Depending on the particular program, we could be required to control emissions or to purchase and surrender allowances for greenhouse gas emissions resulting from our operations.

Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA may regulate greenhouse gas emissions from mobile sources such as new motor vehicles, even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. The Court’s holding in Massachusetts that greenhouse gases including carbon dioxide fall under the CAA’s definition of “air pollutant” may also result in future regulation of carbon dioxide and other greenhouse gas emissions from stationary sources. In July 2008, the EPA released an “Advance Notice of Proposed Rulemaking” regarding possible future regulation of greenhouse gas emissions under the CAA, in response to the Supreme Court’s decision in Massachusetts. In the notice, the EPA evaluated the potential regulation of greenhouse gases under several different provisions of the CAA, but did not propose any specific, new regulatory requirements for greenhouse gases. The notice and two recent developments suggest that the EPA is beginning to pursue a path toward the regulation of greenhouse gas emissions under its existing CAA authority. First, in April 2009, the EPA proposed a new rule requiring approximately 13,000 facilities comprising a substantial percentage of annual U.S. greenhouse gas emissions to inventory and report their greenhouse gas emissions to the EPA beginning in 2011. Second, also in April 2009, the EPA responded to the Massachusetts case by issuing a proposed “endangerment finding” under section 202(a)(1) of the CAA concluding that greenhouse gas emissions from new motor vehicles are reasonably anticipated to endanger public health and welfare. If finalized, this finding may trigger a variety of regulatory consequences including obligations on the EPA to impose limits on greenhouse gas emissions from new motor vehicles. Further, the endangerment finding could be used by the EPA as a basis to impose limits on greenhouse gas emissions from certain categories of stationary sources. Both proposals are subject to a period of public comment, may or may not be adopted in the form proposed, and may be subject to judicial challenges upon adoption. Although it is not possible at this time to predict how Congressional or state legislation that may be enacted or new EPA or other regulations that may be adopted to address greenhouse gas emissions would impact our business, any such new federal, state or local regulation of carbon dioxide or other greenhouse gas emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The price of our common stock may experience volatility.

The price of our common stock may be volatile. Some of the factors that could affect the price of our common stock are quarterly increases or decreases in revenue or earnings, changes in revenue or earnings estimates by the investment community, and speculation in the press or investment community about our financial condition or results of operations. General market conditions and North America or international economic factors and political events unrelated to our performance may also affect our stock price. For these reasons, investors should not rely on recent trends in the price of our common stock to predict the future price of our common stock or our financial results.

We may not be able to consummate additional contributions or sales of portions of our U.S. contract operations business to the Partnership.

As part of our business strategy, we intend to contribute or sell the remainder of our U.S. contract operations business to the Partnership, over time, but we are under no obligation to do so. Likewise, the Partnership is under no obligation to purchase any additional portions of that business. The consummation of any future sales of additional portions of that business and the timing of such sales will depend upon, among other things:

•	our ability to contribute sizable North American compression service agreements to the Partnership;

•	our reaching agreement with the Partnership regarding the terms of such sales, which will require the approval of the conflicts committee of the board of directors of the Partnership, which is comprised exclusively of directors who are deemed independent from us;

•	the Partnership’s ability to finance such purchases on acceptable terms, which could be impacted by general equity and debt market conditions as well as conditions in the markets specific to master limited partnerships; and

•	the Partnership’s and our compliance with our respective debt agreements.

If we are unable to consummate additional contributions or sales of our U.S. contract operations business to the Partnership, we may not be able to capitalize on what we believe is the Partnership’s lower cost of capital over time, which could impact our competitive position in the U.S. Additionally, without the proceeds from future contributions or sales of our U.S. contract operations business to the Partnership, we will have less capital to invest to grow our business.

Our charter and bylaws contain provisions that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of our stockholders’ shares of common stock at a premium to the market price or would otherwise be beneficial to our stockholders.

There are provisions in our restated certificate of incorporation and bylaws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of our stockholders’ shares of common stock at a premium to the market price or would otherwise be beneficial to our stockholders. For example, our restated certificate of incorporation authorizes the board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, provisions of our restated certificate of incorporation and bylaws, such as limitations on stockholder actions by written consent and on stockholder proposals at meetings of stockholders, could make it more difficult for a third party to acquire control of us. Delaware corporation law may also discourage takeover attempts that have not been approved by the board of directors.

Risks related to the notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of April 30, 2009, we had approximately $2,558.3 million of total debt outstanding on a consolidated basis. As of April 30, 2009, the total third-party indebtedness plus accounts payable of our subsidiaries was $2,616.0 million to which the notes would have ranked structurally junior.

The notes are obligations of Exterran Holdings, Inc. only, and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of Exterran Holdings, Inc. and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. For example, the Partnership’s revolving credit facility and our asset-backed securitization facility restrict the ability of the borrowers under those facilities from making distributions or other asset transfers to us.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the Securities and Exchange Commission on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the uptick rule) and other regulatory organizations may do the same. On April 8, 2009, the SEC voted unanimously to seek public comment on whether short sale price restrictions or circuit breaker restrictions should be imposed. The SEC voted to propose two approaches to restrictions on short selling. One would apply on a market wide and permanent basis, including adoption of new uptick rule, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other things, bans on short selling in a particular security during a day if there is a severe decline in price in that security. Any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock would significantly affect the market value of the notes.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2008 and June 2, 2009, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $11.97 per share to a high of $82.90 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;
•	our ability to repay our debt;
•	investor perceptions of us and the industry and markets in which we operate;
•	our dividend policy;
•	future sales of equity or equity-related securities;
•	changes in earnings estimates or buy/sell recommendations by analysts; and
•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced significant price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. As a result of these factors, among others, the value of your investment may decline because a decrease in the market price of our common stock would likely adversely impact the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions that would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, entering into terms that have the effect of structurally subordinating the convertible notes, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under “Description of the notes—Fundamental change permits holders to require us to purchase notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of surrendered notes, particularly if the fundamental change requires us to retire other indebtedness. Certain fundamental changes are events of default under our senior secured credit agreement, which would permit our lenders to accelerate such indebtedness, to the extent amounts are outstanding under such arrangements. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by the agreements governing our indebtedness that exist at the time of the repurchase. Our failure to repurchase surrendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the notes—Conversion rights.” Even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The conditional conversion features of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2014, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of our common stock, cash or a combination thereof, as the case may be, into which the notes would otherwise be convertible.

Future sales of shares of our common stock may depress its market price.

In the future, we may sell additional shares of our common stock to raise capital. Sales of substantial amounts of additional shares of common stock, including shares of common stock underlying the notes and shares issuable upon exercise of outstanding options and vesting of outstanding restricted stock units, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt-to-equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

To the extent we issue shares of our common stock to satisfy our conversion obligation, holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until settlement, which may be following the last trading day of the observation period related to the conversion of such notes (if any), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the close of business on the last trading day of the observation period related to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

You may have to wait a substantial period of time before receiving amounts due upon conversion of the notes.

Some of the settlement methods described under “Description of the notes—Conversion rights—Settlement upon conversion” have an associated observation period which will determine the amount of consideration a holder will receive upon conversion. The price of our common stock could decline during that period which would adversely affect the amount and/or value of the consideration a holder will receive upon conversion. In other circumstances as described under “Description of the notes—Conversion rights—Settlement upon conversion,”

you may have to wait up to three months before receiving the consideration due upon conversion.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. If we elect to settle our conversion obligation in cash, or in cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 40 trading-day observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

The notes are not protected by restrictive covenants.

The indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Exterran Holdings, Inc., except to the extent described under “Description of the notes—Fundamental change permits holders to require us to purchase notes,” “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “Description of the notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of the notes—Conversion rights—Adjustments to shares delivered upon conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $107.50 per share or less than $18.67 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the conversion rate as a result of this adjustment exceed 53.5619 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes or to increase the conversion rate of the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes and may have the right to convert your notes with an increased conversion rate. However, the definition of the term “fundamental change” is limited to only certain transactions or events. Therefore the fundamental change provisions will not afford protection to holders of notes in the event of other transactions or events that do not constitute a fundamental change but that could nevertheless adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes or providing you with the right to convert your notes at an increased conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes or to convert the notes with an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters have no obligation to make a market in the notes and may cease their market making at any time without notice. Even if the underwriters make a market in the notes, the liquidity of such a market may be limited. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax. See “Material United Stated federal income tax considerations.”

If you are a non-U.S. holder (as defined in “Material United States federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set-off against subsequent payments. Under the terms of the supplemental indenture, we are not obligated to pay you any additional amounts in respect of such withheld taxes. See “Material United States federal income tax considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with affiliates of one or more of the underwriters (the “hedge counterparties”). The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We also expect to enter into warrant transactions with the hedge counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option, we will not enter into additional convertible note hedge transactions or additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the hedge counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

Use of proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $315.9 million (or $363.3 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated expenses related to the offering. We intend to use approximately $36.3 million of the net proceeds from this offering to pay the cost to us of the convertible note hedge transactions, taking into account the proceeds to us of the warrant transactions described under “Convertible note hedge and warrant transactions.” If the option granted to the underwriters to purchase additional notes is exercised, we will not enter into additional convertible note hedge transactions or sell additional warrants. We intend to use the remaining net proceeds from this offering to repay approximately $144.6 million of indebtedness outstanding under our revolving credit facility, which matures in August 2012, and approximately $135.0 million of indebtedness outstanding under our asset-backed securitization facility, which matures in July 2012.

In July 2008, we borrowed approximately $108 million under our revolving credit agreement to fund our acquisition of EMIT Water Discharge Technology, LLC. In October 2008, we borrowed $100 million under our asset-backed securitization facility to repay borrowings under our revolving credit facility. Our revolving credit facility bears interest at a variable rate that was 1.9% as of April 30, 2009. Our asset-backed securitization facility bears interest at a variable rate that was 1.4% as of April 30, 2009.

Affiliates of certain of the underwriters are lenders under the revolving credit facility and the asset-backed securitization facility and will receive a portion of the net proceeds of this offering through our partial repayment of those facilities. Please see “Underwriting.”

Capitalization

The following table shows our unaudited cash and cash equivalents and our capitalization as of March 31, 2009:

•	on an actual basis; and

•	as adjusted to reflect the offering of the notes and the application of the net proceeds as described under “Use of proceeds,” assuming that the underwriters do not exercise their over-allotment option to purchase additional notes.

You should read this information in conjunction with our unaudited condensed consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K dated June 3, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which we incorporate herein by reference.

	As of March 31, 2009
(in thousands)	Actual	As adjusted

Cash and cash equivalents	$113,580	$113,580

Long-term debt:
Revolving credit facility due August 2012(1)	309,591	165,002
Term loan	800,000	800,000
2007 asset-backed securitization facility notes due July 2012(1)	900,000	765,000
Partnership’s revolving credit facility due October 2011	282,750	282,750
Partnership’s term loan facility due October 2011	117,500	117,500
4.75% convertible senior notes due January 2014	143,750	143,750
Convertible senior notes offered hereby(2)	–	235,558
Other, interest at various rates, collateralized by equipment and other assets	317	317

	2,553,908	2,509,877
Less current maturities	(99)	(99)

Total long-term debt	2,553,809	2,509,778

Exterran stockholders’ equity:
Common stock, $0.01 par value per share	680	680
Additional paid-in capital(2)	3,360,325	3,412,000
Accumulated other comprehensive loss	(103,453)	(103,453)
Accumulated deficit	(1,075,496)	(1,075,496)
Treasury stock	(201,352)	(201,352)

Total Exterran stockholders’ equity	1,980,704	2,032,379

Total capitalization	$4,534,612	$4,542,256

(1)	As of April 30, 2009, we had $314.0 million and $900 million in outstanding borrowings under our revolving credit facility and our asset-backed securitization facility, respectively.
(2)	We adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlements) (“FSP APB 14-1”), on January 1, 2009. The net proceeds from this offering will be allocated between debt and equity based on FSP APB 14-1. We estimate that the debt component will have a discount of approximately $89.4 million, reducing the outstanding debt balance and increasing “Additional paid-in capital” by approximately $58.1 million, net of tax.

Price range of common stock and dividend policy

Our common stock is traded on the New York Stock Exchange under the symbol “EXH.” The following table sets forth the range of high and low intraday sale prices for our common stock for the periods indicated. Our common stock began trading on August 21, 2007, following the completion of the merger of Universal and Hanover through which we became a public company. Share prices prior to that date represent the high and low intraday sale prices for the common stock of Hanover, adjusted as though such shares had been exchanged for our shares using the 0.325 merger exchange ratio as of January 1, 2007.

	Price
	High	Low

2007
First Quarter	$72.12	$53.54
Second Quarter	$83.08	$65.23
Third Quarter	$80.75	$72.53
Fourth Quarter	$92.75	$74.17
2008
First Quarter	$82.90	$59.83
Second Quarter	$78.77	$62.76
Third Quarter	$72.73	$30.79
Fourth Quarter	$32.09	$11.97
2009
First Quarter	$26.99	$14.29
Second Quarter (through June 4, 2009)	$23.60	$15.28

On June 4, 2009, the closing price of our common stock was $18.67 per share.

We have never declared or paid any cash dividends to our stockholders and do not anticipate paying such dividends in the foreseeable future. We anticipate that all cash flow generated from operations in the foreseeable future will be retained and used to pay down debt, repurchase company stock or develop and expand our business. Any future determinations to pay cash dividends to our stockholders will be at the discretion of the board of directors and will depend on our results of operations and financial condition, credit and loan agreements in effect at that time and other factors deemed relevant by the board of directors. Our bank credit facilities, asset-backed securitization facility and the agreements governing certain of our indebtedness include covenants that, among other things, restrict our ability to declare dividends or make certain distributions.

Ratio of earnings to fixed charges

For purposes of this table, “earnings” are defined as income (loss) from continuing operations before taxes, less equity in (income) loss of non-consolidated affiliates, plus interest on indebtedness, amortization of capitalized interest, amortization of leasing expense and the estimated interest factor attributable to rental expense. “Fixed charges” consist of interest, including capitalized interest, on all indebtedness, amortization of debt discounts and expenses incurred on issuances, and an estimate of the interest factor within rental expense.

	Three months
	ended
	March 31,	Years ended December 31,
	2009(4)	2008(1)(4)	2007	2006	2005(2)	2004(3)

Ratio of earnings to fixed charges	2.43	–	1.21	1.86	–	–

(1)	Due to a loss for the year ended December 31, 2008, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $986.9 million to achieve coverage of 1:1. In the fourth quarter of 2008, we recorded a goodwill impairment charge of $1,148.4 million and an impairment charge of $21.6 million to reduce the carrying amount of our assets associated with the Cawthorne Channel Project to their estimated fair value. For more information regarding these pre-tax charges, see Notes 9 and 20, respectively, to the consolidated financial statements included in our Current Report on Form 8-K dated June 3, 2009.

(2)	Due to a loss for the year ended December 31, 2005, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $11.8 million to achieve coverage of 1:1. During the year, we recorded $9.8 million in pre-tax charges. For a description of these pre-tax charges, see Note 22 in the notes to the consolidated financial statements included in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2005.

(3)	Due to a loss for the year ended December 31, 2004, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $38.7 million to achieve coverage of 1:1. During the year, we recorded $0.4 million in pre-tax benefit. For a description of this pre-tax benefit, see Note 22 in the notes to the consolidated financial statements included in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2005.

(4)	Supplemental Pro Forma Ratio of Earnings to Fixed Charges — After giving effect to this offering, the application of the net proceeds of this offering to pay down $135.0 million of the outstanding balance of our 2007 asset-backed securitization facility notes due July 2012 and $144.6 million of the outstanding balance on our revolving credit facility due August 2012, the ratio of earnings to fixed charges would have been 2.0x for the three months ended March 31, 2009. Due to Exterran’s loss for the year ended December 31, 2008, the ratio was less than 1:1. Exterran would have had to generate additional pre-tax earnings of $1,005.4 million to achieve coverage of 1:1.

Selected financial data

The following table presents selected consolidated financial data as of and for each of the five years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the three months ended March 31, 2009 and 2008. The information as of and for each of the three years ended December 31, 2008, 2007 and 2006 was derived from our audited consolidated financial statements included in our Current Report on Form 8-K dated June 3, 2009, incorporated herein by reference. The information as of and for the year ended December 31, 2005 was derived from our audited consolidated financial statements. The information as of and for the year ended December 31, 2004 was derived from our unaudited consolidated financial statements. The information as of and for the three months ended March 31, 2009 and 2008 was derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, incorporated herein by reference. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in such Current Report on Form 8-K dated June 3, 2009 and Quarterly Report on Form 10-Q and our consolidated historical financial statements contained therein.

	Years ended December 31,					Three months ended March 31,
(in thousands, except per share data)	2008	2007(1)	2006(1)	2005(1)	2004(1)	2009	2008

Statement of Operations Data:
Revenues	$3,178,653	$2,540,485	$1,593,321	$1,304,311	$1,149,238	$737,893	$740,089
Gross Margin(2)	1,121,006	822,309	546,784	464,659	423,878	260,973	281,746
Selling, general and administrative	374,737	265,057	197,282	176,831	170,010	91,518	89,687
Merger and integration expenses	11,475	46,723	–	–	–	–	4,439
Depreciation and amortization	373,602	252,716	175,927	172,649	165,058	92,939	90,449
Fleet impairment(3)	24,109	61,945	–	–	–	–	1,450
Manufacturing facility consolidation and impairment(4)	–	–	–	–	–	7,304	–
Goodwill impairment(5)	1,148,371	–	–	–	–	–	–
Interest expense	129,723	130,092	123,496	146,959	157,228	26,565	33,220
Early extinguishment of debt(6)	–	70,150	5,902	7,318	–	–	–
Equity in income of non-consolidated affiliates(7)	(23,974)	(12,498)	(19,430)	(21,466)	(19,780)	91,117	(6,093)
Other (income) expense, net	(18,760)	(44,646)	(50,897)	(8,198)	(15,151)	(7,661)	(12,999)
Provision for income taxes	37,197	11,894	28,782	27,714	24,767	17,091	29,977
Income (loss) from continuing operations	(935,474)	40,876	85,722	(37,148)	(54,091)	(57,900)	51,616
Cumulative effect of accounting change, net of tax	–	–	370	–	–	–	–
Net income (loss)	(935,076)	40,876	86,523	(38,017)	(44,006)	(57,900)	52,014
Less: Net income attributable to noncontrolling interest	12,273	6,307	–	–	–	(1,514)	(2,643)
Net income (loss) attributable to Exterran stockholders	(947,349)	34,569	86,523	(38,017)	(44,006)	(59,414)	49,371
Income (loss) attributable to Exterran stockholders per share from continuing operations(8):
Basic	$(14.68)	$0.76	$2.61	$(1.25)	$(1.96)	$(0.97)	$0.75
Diluted	$(14.68)	$0.75	$2.48	$(1.25)	$(1.96)	$(0.97)	$0.73
Weighted average common and equivalent shares outstanding(8):
Basic	64,580	45,580	32,883	29,756	27,557	61,209	65,065
Diluted	64,580	46,300	36,411	29,756	27,557	61,209	68,831

	Years ended December 31,					Three months ended March 31,
(in thousands, except per share data)	2008	2007(1)	2006(1)	2005(1)	2004(1)	2009	2008

Other Financial Data:
Capital Expenditures(9):
Contract Operations Equipment:
Growth	$287,674	$190,251	$115,254	$79,279	$27,871	$71,709	$62,469
Maintenance	141,152	115,127	82,911	61,102	42,987	40,192	21,248
Other	80,444	46,812	48,418	14,765	19,638	11,210	18,858
Cash flows provided by (used in):
Operating activities	$484,117	$239,710	$209,089	$122,487	$131,837	$72,363	$112,417
Investing activities	(582,901)	(302,268)	(168,168)	(104,027)	11,129	(123,906)	(128,977)
Financing activities	86,398	135,727	(18,134)	(6,890)	(162,350)	38,196	(8,806)
Balance Sheet Data:
Cash and cash equivalents	$126,391	$149,224	$73,286	$48,233	$38,076	$113,580	$125,328
Working capital(10)	777,909	670,482	326,565	351,694	301,893	829,430	687,401
Property, plant and equipment, net	3,673,866	3,533,505	1,863,452	1,823,100	1,876,348	3,681,265	3,563,528
Total assets	6,092,627	6,863,523	3,070,889	2,862,996	2,771,229	6,145,924	7,030,427
Debt	2,512,429	2,333,924	1,369,931	1,478,948	1,643,616	2,553,908	2,326,104
Total Exterran stockholders’ equity	$2,043,786	$3,162,260	$1,014,282	$909,782	$760,055	$1,980,704	$3,186,342

(1)	Universal’s financial results have been included in our consolidated financial statements after the merger date on August 20, 2007. Financial information for prior periods is not comparable with 2008 and 2007 due to the impact of this business combination on our financial position and results of operation. See Note 2 to the consolidated financial statements included in our Current Report on Form 8-K dated June 3, 2009 for a description of the merger. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K dated June 3, 2009 for further discussion about the impact of the merger on our results of operations and financial position for the years ended as of December 31, 2008 and 2007.

(2)	Gross margin is defined, reconciled to net income (loss) and discussed further in “—Non-GAAP financial measure” below.

(3)	We are involved in the Cawthorne Channel Project in Nigeria, in which Global has contracted with Shell to process natural gas from some of Shell’s Nigerian oil and natural gas fields. The area in Nigeria where the Cawthorne Channel Project is located has experienced local civil unrest and violence in recent history and has not been operational for much of the Cawthorne Channel Project’s life. As a result of ongoing operational difficulties and taking into consideration the project’s historical performance and recent declines in commodity prices, we undertook an assessment of our estimated future cash flows from the Cawthorne Channel Project. Based on the analysis we completed, we believe that we will not recover all of our remaining investment in the Cawthorne Channel Project. Accordingly, we recorded an impairment charge of $21.6 million in our fourth quarter 2008 results to reduce the carrying amount of our assets associated with the Cawthorne Channel Project to their estimated fair value. In the first quarter of 2008, management identified certain fleet units that will not be used in our contract operations business in the future and recorded a $1.5 million impairment. During the third quarter of 2008, we recorded a $1.0 million impairment related to the loss sustained on offshore units that were on platforms which capsized during Hurricane Ike.

Following the completion of the merger, management reviewed our fleet for units that would not be of the type, configuration, make or model that management would want to continue to offer after the merger due to the cost to refurbish the equipment, the incremental costs of maintaining more types of equipment and the increased financial flexibility of the new company to build new units in the configuration currently in demand by our customers. As a result of this review, we recorded an impairment to our fleet assets of $61.9 million in the third quarter of 2007.

(4)	In March 2009, our management approved a plan to close our compression fabrication facility in Calgary, Alberta and to discontinue our compression fabrication activities in Broken Arrow, Oklahoma. These facilities were used in our fabrication segment. These actions are the result of significant fabrication capacity stemming from the merger and no consolidation of this capacity since that time, as well as the anticipated continuation of current weaker global economic and energy industry conditions. Additionally, we reduced the size of our workforce at our two manufacturing locations in Houston, Texas to support the forecasted level of new fabrication work. We currently estimate that we will incur total charges in 2009 with respect to these activities and the related workforce reductions of approximately $13 million to $15 million, of which $7.3 million was expensed in the first quarter of 2009 as Manufacturing facility consolidation and impairment in our consolidated statements of operations.

(5)	We recorded a goodwill impairment charge of $1,148.4 million in the fourth quarter of 2008. In the second half of 2008, there were severe disruptions in the credit and capital markets and reductions in global economic activity, which had significant adverse impacts on stock markets and oil-and-gas-related commodity prices, both of which we believe contributed to a significant decline in our stock price and corresponding market capitalization. We determined that the fourth quarter 2008 continuation and deepening recession and financial market crisis, along with the continuing decline in the market value of our common stock, resulted in an impairment of all of the goodwill in our North America contract operations reporting unit.

(6)	In the third quarter of 2007, we refinanced a significant portion of Universal’s and Hanover’s debt that existed before the merger. We recorded $70.2 million of debt extinguishment charges related to this refinancing. The charges related to a call premium and tender fees paid to retire various Hanover notes that were part of the debt refinancing and a charge of $16.4 million related to the write-off of deferred financing costs in conjunction with the refinancing.

(7)	We have three equity investments in joint ventures in Venezuela in which we are not the controlling partner. We accounted for these investments using the equity method. In the first quarter of 2009, we reviewed our expected cash flows related to these joint ventures and determined that the fair value of our investment had declined and that we had a loss in our investments that was other than temporary. Accordingly, we recorded an impairment charge of $90.1 million ($81.7 million, net of tax) to write-off the full value of our investment in two of the joint ventures (El Furrial and PIGAP II) and an impairment charge of $6.5 million with respect to the third joint venture (the SIMCO/Harwat Consortium) in the first quarter of 2009. Each impairment charge is reflected as a charge in equity in (income) loss of non-consolidated affiliates in our consolidated statements of operations.

(8)	As a result of the merger between Hanover and Universal, each outstanding share of common stock of Universal was converted into one share of Exterran common stock and each outstanding share of Hanover common stock was converted into 0.325 shares of Exterran common stock. All share and per share amounts have been retroactively adjusted to reflect the conversion ratio of Hanover common stock for all periods presented.

(9)	Growth capital expenditures are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification. Maintenance capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets.

(10)	Working capital is defined as current assets minus current liabilities.

Non-GAAP financial measure

We define gross margin as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. We believe gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our selling, general and administrative expenses (“SG&A”) activities, the impact of our financing methods and income taxes. Depreciation expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income (loss) as determined in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Gross margin has certain material limitations associated with its use as compared to net income (loss). These limitations are primarily due to the exclusion of interest expense, depreciation and amortization expense and SG&A expense. Each of these excluded expenses is material to our consolidated results of operations. Because we intend to finance a portion of our operations through borrowings, interest expense is a necessary element of our costs and our ability to generate revenue. Additionally, because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue, and SG&A expenses are necessary costs to support our operations and required corporate activities. To compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.

The following table reconciles our net income (loss) to gross margin:

	Years ended December 31,					Three months ended March 31,
(in thousands)	2008	2007	2006	2005	2004	2009	2008

Net income (loss)	$(935,076)	$40,876	$86,523	$(38,017)	$(44,006)	$(57,900)	$52,014
Selling, general and administrative	374,737	265,057	197,282	176,831	170,010	91,518	89,687
Merger and integration expenses	11,475	46,723	–	–	–	–	4,439
Depreciation and amortization	373,602	252,716	175,927	172,649	165,058	92,939	90,449
Fleet impairment	24,109	61,945	–	–	–	–	1,450
Goodwill impairment	1,148,371	–	–	–	–	–	–
Manufacturing facility consolidation and impairment	–	–	–	–	–	7,304	–
Interest expense	129,723	130,092	123,496	146,959	157,228	26,565	33,220
Early extinguishment of debt	–	70,150	5,902	7,318	–	–	–
Equity in (income) loss of non-consolidated affiliates	(23,974)	(12,498)	(19,430)	(21,466)	(19,780)	91,117	(6,093)
Other (income) expense, net	(18,760)	(44,646)	(50,897)	(8,198)	(15,151)	(7,661)	(12,999)
Provision for income taxes	37,197	11,894	28,782	27,714	24,767	17,091	29,977
Securities related litigation settlement	–	–	–	–	(4,163)	–	–
(Income) loss from discontinued operations, net of tax	(398)	–	(368)	756	(6,314)	–	–
(Gain) loss from sale of discontinued operations, net of tax	–	–	(63)	113	(3,771)	–	(398)
Cumulative effect of accounting change, net of tax	–	–	(370)	–	–	–	–

Gross margin	$1,121,006	$822,309	$546,784	$464,659	$423,878	$260,973	$281,746

Description of other indebtedness

Exterran credit facility

On August 20, 2007, we entered into a senior secured credit agreement with various financial institutions as the lenders. The credit agreement consists of (i) a five-year revolving senior secured credit facility in the aggregate amount of $850 million, which includes a variable allocation for a Canadian tranche and the ability to issue letters of credit under the facility, and (ii) a six-year term loan senior secured credit facility, in the aggregate amount of $800 million with principal payments due on multiple dates through June 2013. Subject to certain conditions as of December 31, 2008, at our request and with the approval of the lenders, the aggregate commitments under the credit facility may be increased by an additional $300 million less certain adjustments.

As of April 30, 2009, we had $314.0 million in outstanding borrowings and $292.2 million in letters of credit outstanding under the revolving credit facility. In September 2008, Lehman Brothers, one of the lenders under our revolving credit facility, filed for bankruptcy protection. As of April 30, 2009, Lehman Brothers was not able to fund its portion of the unfunded commitments under our revolving credit facility. Therefore, our ability to borrow under this facility has been reduced by $3.3 million as of April 30, 2009. Additional borrowings of up to approximately $240.5 million were available under this facility as of April 30, 2009 after taking into account Lehman Brothers’ inability to fund future amounts. Our ability to borrow under this facility could be further reduced in the future by up to $8.3 million as of April 30, 2009, which represents Lehman Brothers’ pro rata portion of outstanding borrowings and letters of credit under our revolving credit facility at April 30, 2009.

The credit agreement bears interest, if the borrowings are in U.S. dollars, at LIBOR or a base rate, at our option, plus an applicable margin or, if the borrowings are in Canadian dollars, at U.S. dollar LIBOR, U.S. dollar base rate or Canadian prime rate, at our option, plus the applicable margin or the Canadian dollar bankers’ acceptance rate. The base rate is the higher of the U.S. Prime Rate or the Federal Funds Rate plus 0.5%. The applicable margin varies depending on the debt ratings of our senior secured indebtedness (i) in the case of LIBOR loans, from 0.65% to 1.75% or (ii) in the case of base rate or Canadian prime rate loans, from 0.0% to 0.75%. The applicable margin at April 30, 2009 was 0.825%. At April 30, 2009 all amounts outstanding were LIBOR loans and the weighted average interest rate, excluding the effect of interest rate swaps, was 1.9%.

The credit agreement contains various covenants with which we must comply, including, but not limited to, limitations on incurrence of indebtedness, investments, liens on assets, transactions with affiliates, mergers, consolidations, sales of assets and other provisions customary in similar types of agreements. We must also maintain, on a consolidated basis, required leverage and interest coverage ratios. Additionally, the credit agreement contains customary conditions, representations and warranties, events of default and indemnification provisions. Our indebtedness under the credit facility is collateralized by liens on substantially all of our personal property in the U.S. The assets of the Partnership and our wholly owned subsidiary, Exterran ABS 2007 LLC (along with its subsidiary, “Exterran ABS”), are not collateral under the credit agreement. Exterran Canada’s indebtedness under the credit facility is collateralized by liens on substantially all of its personal property in Canada. We have executed a U.S. Pledge Agreement pursuant to which we and our significant subsidiaries (as defined in the credit agreement) are required to pledge our equity and the equity of certain subsidiaries. The Partnership and

Exterran ABS are not pledged under this agreement and do not guarantee debt under the credit facility.

Exterran asset-backed securitization facility

On August 20, 2007, Exterran ABS entered into a $1.0 billion asset-backed securitization (“ABS”) facility and issued $400 million in notes under this facility. On September 18, 2007, we issued an additional $400 million of notes under this facility. In October 2008, we borrowed an additional $100 million under this facility. Interest and fees payable to the noteholders accrue on these notes at a variable rate consisting of one-month LIBOR plus an applicable margin. For outstanding amounts up to $800 million, the applicable margin is 0.825%. For amounts outstanding over $800 million, the applicable margin is 1.35%. The weighted average interest rate at April 30, 2009 on borrowings under the ABS facility, excluding the effect of interest rate swaps, was 1.4%. The ABS facility is revolving in nature and is payable in July 2012. The amount outstanding at any time is limited to the lower of (i) 80% of the appraised value of the natural gas compression equipment owned by Exterran ABS and its subsidiaries (ii) 4.5 times free cash flow or (iii) the amount calculated under an interest coverage test. The related indenture contains customary terms and conditions with respect to an issuance of asset-backed securities, including representations and warranties, covenants and events of default.

Repayment of the ABS facility has been secured by a pledge of all of the assets of Exterran ABS, consisting primarily of a fleet of natural gas compressors and the related contracts to provide compression services to our customers. Under the ABS facility, we had $8.0 million of restricted cash as of April 30, 2009.

Partnership revolving credit facility and term loan

The Partnership, as guarantor, and EXLP Operating LLC, a wholly owned subsidiary of the Partnership (together with the Partnership, the “Partnership Borrowers”), entered into a senior secured credit agreement in 2006. The five year revolving credit facility under the credit agreement was expanded in 2007 from $225 million to $315 million and matures in October 2011. As of April 30, 2009, there was $282.8 million in outstanding borrowings under the Partnership’s revolving credit facility, and $32.3 million was available for additional borrowings.

The Partnership’s revolving credit facility bears interest at a base rate or LIBOR, at the Partnership’s option, plus an applicable margin. The applicable margin, depending on its leverage ratio, varies (i) in the case of LIBOR loans, from 1.0% to 2.0% or (ii) in the case of base rate loans, from 0.0% to 1.0%. The base rate is the higher of the U.S. Prime Rate or the Federal Funds Rate plus 0.5%. At April 30, 2009, all amounts outstanding were LIBOR loans and the applicable margin was 1.5%. The weighted average interest rate on the outstanding balance at April 30, 2009, excluding the effect of interest rate swaps, was 2.6%.

In May 2008, the Partnership Borrowers entered into an amendment to their senior secured credit agreement that increased the aggregate commitments under that facility to provide for a $117.5 million term loan facility. The $117.5 million term loan was funded during July 2008 and $58.3 million was drawn on the Partnership’s revolving credit facility; these amounts together were used to repay debt that the Partnership assumed in connection with its acquisition from us of certain contract operations customer service agreements and a fleet of compressor units used to provide compression services under those agreements and to pay other costs incurred associated with that transaction. The $117.5 million term loan is non-amortizing but must be repaid with the net proceeds from any equity offerings of the Partnership until paid in full. All amounts outstanding under the credit facility mature in October 2011.

The term loan bears interest at a base rate or LIBOR, at the Partnership’s option, plus an applicable margin. The applicable margin, depending on its leverage ratio, varies (i) in the case of LIBOR loans, from 1.5% to 2.5% or (ii) in the case of base rate loans, from 0.5% to 1.5%. Borrowings under the term loan will be subject to the same credit agreement and covenants as the Partnership’s revolving credit facility, except for an additional covenant requiring mandatory prepayment of the term loan from net cash proceeds of any future equity offerings of the Partnership, on a dollar-for-dollar basis. At April 30, 2009, all amounts outstanding were LIBOR loans and the applicable margin was 2.0%. The weighted average interest rate on the outstanding balance of the Partnership’s term loan at April 30, 2009, excluding the effect of interest rate swaps, was 2.5%.

Subject to certain conditions, at the Partnership’s request and with the approval of the lenders, the aggregate commitments under the Partnership’s credit facility may be increased by an additional $17.5 million. This amount will be increased on a dollar-for-dollar basis with each repayment under the term loan facility.

Borrowings under the credit agreement are secured by substantially all of the personal property assets of the Partnership Borrowers. In addition, all of the membership interests of the Partnership’s U.S. restricted subsidiaries has been pledged to secure the obligations under the credit agreement.

Under the credit agreement, the Partnership Borrowers are subject to certain limitations, including limitations on their ability to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions; to grant liens; and to pay dividends and distributions. The Partnership Borrowers are also subject to financial covenants which include a total leverage and an interest coverage ratio.

4.75% convertible senior notes

In December 2003, Hanover issued $143.75 million aggregate principal amount of 4.75% Convertible Senior Notes due January 15, 2014 (the “4.75% Convertible Notes”). In connection with the closing of the merger, on August 20, 2007, we executed supplemental indentures between Hanover and the trustees, pursuant to which Exterran Holdings, Inc. agreed to fully and unconditionally guarantee the obligations of Hanover relating to the 4.75% Convertible Notes. Hanover, which has been renamed Exterran Energy Corp., is a wholly owned subsidiary of Exterran Holdings, Inc. that has no independent assets or operations, as defined in Regulation S-X Article 3-10. Exterran Holdings, Inc. does not have any other subsidiaries that are not owned by Exterran Energy Corp. There are no significant restrictions on the ability of Exterran Holdings, Inc. to obtain funds from Exterran Energy Corp. by dividend or loan.

The 4.75% Convertible Notes are our general unsecured obligations and rank equally in right of payment with all of our other senior debt, including the notes. The 4.75% Convertible Notes are effectively subordinated to all existing and future liabilities of our subsidiaries.

The 4.75% Convertible Notes are convertible into a whole number of shares of our common stock and cash in lieu of fractional shares. The 4.75% Convertible Notes are convertible at the option of the holder into shares of our common stock at a conversion rate of 21.6667 shares of common stock per $1,000 principal amount of convertible senior notes, which is equivalent to a conversion price of approximately $46.15 per share.

At any time on or after January 15, 2011 but prior to January 15, 2013, we may redeem some or all of the 4.75% Convertible Notes at a redemption price equal to 100% of the principal amount of the 4.75% Convertible Notes plus accrued and unpaid interest, if any, if the price of our common stock exceeds 135% of the conversion price of the convertible senior notes then in effect for 20 trading days out of a period of 30 consecutive trading days. At any time on or after January 15, 2013, we may redeem some or all of the 4.75% Convertible Notes at a redemption price equal to 100% of the principal amount of the 4.75% Convertible Notes plus accrued and unpaid interest, if any. Holders have the right to require us to repurchase the 4.75% Convertible Notes upon a specified change in control, at a repurchase price equal to 100% of the principal amount of 4.75% Convertible Notes plus accrued and unpaid interest, if any.

Description of the notes

The Company will issue the notes under a base indenture to be dated as of the closing date, between itself and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Exterran Holdings, Inc. and not to any of its subsidiaries.

General

The notes:

•	will be general unsecured, senior obligations of the Company;

•	will initially be limited to an aggregate principal amount of $325,000,000 (or $373,750,000 if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from June 10, 2009 at an annual rate of 4.25% payable on June 15 and December 15 of each year, beginning on December 15, 2009;

•	will be subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to purchase notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date;

•	will mature on June 15, 2014 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, settlement and clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 43.1951 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $23.15 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will deliver, at our election, shares of our common stock, cash or any combination of cash and shares of our common stock as described below under “—Conversion rights—Settlement upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes we repurchase will be immediately retired and not be outstanding for any purpose under the indenture.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of 4.25% per year until maturity. Interest on the notes will accrue from June 10, 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the stated maturity date or any earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

References to interest in this prospectus supplement include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all our existing and future liabilities that are not so subordinated. The notes will effectively be subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of April 30, 2009, we had approximately $2,558.3 million of total debt outstanding on a consolidated basis. As of April 30, 2009, the total indebtedness plus accounts payable of our subsidiaries was $2,616.0 million to which the notes would have ranked structurally junior.

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 15, 2014, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate transactions.” On or after March 15, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be 43.1951 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $23.15 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation as set forth below under “—Settlement upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the corresponding conversion price will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Settlement upon conversion”) of the common stock on the last day of the observation period (as defined under “—Settlement upon conversion”) or, if physical settlement applies, the amount of cash will be based on the last reported sale price of our common stock on the relevant conversion date. Our delivery to you of cash, shares or a combination of cash and a whole number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible (as more fully described below under “—Settlement upon conversion”), will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 15, 2014, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2009 if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 15, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

The “bid solicitation agent” will initially be the Company. The Company may, however, appoint another person (including the trustee) as the bid solicitation agent without prior notice to the holders of the notes.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•	issue to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days after the announcement date of such issuance, our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to purchase notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to purchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or sale, transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 45 scheduled trading days prior to the anticipated effective date of the transaction until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 45 scheduled trading days prior to the anticipated effective date of such transaction.

Conversions on or after March 15, 2014

On or after March 15, 2014, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon conversion

General

Upon conversion, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:

•	shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as a “physical settlement;”

•	a cash payment without any delivery of shares of our common stock, which we refer to as a “cash settlement;” or

•	a combination of cash and shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as “combination settlement.”

We refer to each of a physical settlement, cash settlement or combination settlement as the “settlement method.”

For conversions:

•	that occur prior to March 15, 2014, by the close of business on the business day following the conversion date, we will notify you of the relevant settlement method and, if we elect a combination settlement, the dollar amount of the conversion obligation (the “cash amount”) that will be settled in cash;

•	that occur on or after March 15, 2014, we will notify all holders of the relevant settlement method and, if applicable, the related cash amount, by notice on or prior to March 15, 2014 (which will apply to all conversions on or following March 15, 2014).

Any such notice of a settlement method may not be revoked. If we do not specify a settlement method as described above, then physical settlement will apply.

Each conversion of notes will be deemed to have been effected on the relevant conversion date, and with respect to any shares of common stock that are issuable upon such conversion:

•	if physical settlement applies, the person in whose name the certificate or certificates for such shares will be registered, will become the holder of record of such shares as of the close of business on the conversion date; and

•	if a combination settlement applies, the person in whose name the certificate or certificates for such shares will be registered, will become the holder of record of such shares as of the close of business on the last trading day of the related observation period.

Physical settlement

If a physical settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate, together with cash in lieu of fractional shares as described below. Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” we will deliver the shares (1) on the third business day following the conversion date, in the case of a physical settlement with respect to a conversion date on or prior to the business day immediately preceding March 15, 2014 or (2) on the third business day following the last day of the applicable observation period, in the case of a physical settlement with respect to a conversion date on or after March 15, 2014. Accordingly, if you convert your notes on or after March 15, 2014, and we elect physical settlement as described above, you will not receive the shares of common stock into which the notes are convertible until after the expiration of the observation period described below, even though the number of shares you will receive upon settlement will not change. See “Risk factors—Risks related to the notes—You may have to wait a substantial period of time before receiving amounts due upon conversion of the notes.”

Cash settlement

If a cash settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, a cash payment equal to the sum of the daily conversion values for each trading day during the relevant observation period. Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” we will make such payment on the third business day following the last day of the applicable observation period.

Combination settlement

If a combination settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, the sum of the daily settlement amounts for each trading day during the relevant observation period, which will be:

•	cash in an amount equal to the lesser of (i) 2.5% of the cash amount specified by us in the notice regarding our chosen settlement method (the “daily cash amount”) and (ii) the daily conversion value on such day; and

•	if the daily conversion value on such day exceeds the daily cash amount, a number of shares of our common stock (together with cash in lieu of any fractional shares) equal to, (i) the difference between such daily conversion value and the daily cash amount, divided by (ii) the daily VWAP on such trading day.

Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” we will deliver the cash and shares of our common stock on the third business day following the last day of the applicable observation period.

Fractional shares

We will deliver cash in lieu of any fractional share of common stock issuable in connection with the delivery of any shares as described above. If physical settlement applies, the amount of cash will be based on the last reported sale price of our common stock on the relevant conversion date. If any other settlement method applies, the amount of cash will be based on the daily VWAP on the last day of the applicable observation period.

Definitions

As used in this section:

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such day and (2) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EXH.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note means:

•	if the relevant conversion date occurs prior to March 15, 2014 and a cash settlement or a combination settlement applies, the 40 consecutive trading-day period beginning on and including the second trading day after the related conversion date;

•	if the relevant conversion date occurs on or after March 15, 2014, and regardless of the settlement method, the 40 consecutive trading days beginning on and including the 42nd scheduled trading day immediately preceding the maturity date; and

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their notes as if they held, for each $1,000 principal amount of notes, a number of shares equal to the conversion rate.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where,
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of common stock actually delivered):

CR1	=	CR0	×	OS0 + X OS0 + Y

where,
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash (as set forth below in clause (4)); and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 − FMV

where,
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than SP0 above, in lieu of the foregoing adjustment, each holder of a note shall receive, at the same time and upon the same terms as holders of our common stock, the amount and kind of securities and assets such holder would have received as if such holder owned a number of shares of common stock equal to, for each $1,000 principal amount of notes, the conversion rate in effect on the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit and such dividend or distribution is listed for trading on a securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0 MP0

where,
CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1 =	the conversion rate in effect immediately after the end of the valuation period;
FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the conversion date in determining the applicable conversion rate.

For the avoidance of doubt, the adjustment in this clause (3) does not apply to any distributions to the extent that the right to convert notes has been changed into the right to convert into reference property in respect of such distribution as described under “—Recapitalizations, reclassifications and changes of our common stock.”

(4) If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 − C

where,
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to holders of our common stock.

For the avoidance of doubt, the adjustment in this clause (4) does not apply to any distributions to the extent that the right to convert notes has been changed into the right to convert into reference property in respect of such distribution as described under “—Recapitalizations, reclassifications and changes of our common stock.”

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP1 X OS1) OS0 + SP1

where,
CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Events that will not result in adjustments; other adjustment provisions

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share combination).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

We do not currently have a stockholders rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any notes and (ii) on each trading day of any observation period.

If a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our common stock as of the related conversion date as described under “—Settlement upon conversion” above based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of shares on an unadjusted basis on such conversion date and participate in the related dividend, distribution or other event giving rise to such adjustment.

Recapitalizations, reclassifications and changes of our common stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us; or

•	a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under “—Conversion rights—Settlement upon conversion” above will continue to be payable in cash, (y) the number of shares of our common stock (if we elect a physical settlement or combination settlement) otherwise deliverable upon conversion of the notes as set forth under “—Conversion rights—Settlement upon conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Certain other adjustments

Whenever any provision of the indenture requires us to calculate last reported prices or the daily VWAP over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will have the right to deliver a number of additional shares, cash or a combination of cash and shares of common stock as described under “—Conversion rights—Settlement upon conversion.” However, if, at the effective time of such transaction, the reference property as described under “—Recapitalizations, reclassifications and changes of our common stock” above is comprised entirely of cash, then, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any additional shares) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Effective	Stock price
date	$18.67	$25.00	$32.50	$40.00	$47.50	$55.00	$62.50	$70.00	$77.50	$85.00	$92.50	$100.00	$107.50

June 10, 2009	10.3668	7.0699	4.4931	3.1499	2.3470	1.8192	1.4477	1.1730	0.9623	0.7961	0.6624	0.5530	0.4623
June 15, 2010	10.3668	6.7076	4.0683	2.7715	2.0321	1.5621	1.2385	1.0023	0.8224	0.6809	0.5670	0.4736	0.3960
June 15, 2011	10.3668	6.1198	3.4408	2.2362	1.5992	1.2157	0.9605	0.7775	0.6391	0.5303	0.4424	0.3700	0.3095
June 15, 2012	10.3668	5.1861	2.5310	1.5084	1.0376	0.7804	0.6179	0.5036	0.4172	0.3487	0.2926	0.2458	0.2061
June 15, 2013	10.3668	3.5689	1.1706	0.5507	0.3573	0.2726	0.2212	0.1838	0.1543	0.1302	0.1101	0.0929	0.0782
June 15, 2014	10.3668	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $107.50 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $18.67 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 53.5619 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on the New York Stock Exchange or NASDAQ Global Market.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City, New York, or publish the information on our website or through such other public medium as we may use at that time.

To exercise your fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are in certificated form. If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the purchase notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, the withdrawal notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of notes for which the holders have tendered and not withdrawn purchase notices, then:

•	such notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The purchase rights of the holders could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that the Company will not consolidate with, merge with or into, or convey, transfer or lease all or substantially all of its property and assets to, any person or permit any person to merge with or into the Company unless:

(1) the person formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company under the notes and the indenture;

(2) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(3) if the notes are convertible into reference property (as described above) of a person that is not the issuer of the notes, or a successor to the Company, then such person will fully and unconditionally guarantee the notes; and

(4) the Company or the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “fundamental change” (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default under the indenture:

(1) the Company defaults in the payment of interest, including any additional interest, on any note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any note when the same becomes due and payable at its stated maturity, upon acceleration, upon any required repurchase, or otherwise;

(3) the Company fails to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such conversion default is not cured, or such conversion is not rescinded, within five days;

(4) the Company fails to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion rights—Conversion upon specified corporate transactions,” in each case when due;

(5) the Company fails to comply with its obligations under “—Consolidation, merger and sale of assets;”

(6) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture with respect to the notes and such default or breach continues for a period of 90 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the “holders” (as defined in the indenture) of 25% or more in aggregate principal amount of the notes then outstanding;

(7) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any significant subsidiary (other than Exterran Partners, L.P. and its subsidiaries, so long as Exterran Partners, L.P. and its subsidiaries are not restricted subsidiaries of the Company, as such term is defined in the credit agreement) for money borrowed, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness in principal amount in excess of $50 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes then outstanding, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such indebtedness to be discharged;

(8) a final judgment for the payment of $30 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(9) certain events of bankruptcy, insolvency, or reorganization of the Company or any of our significant subsidiaries as described in the base indenture.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may declare the principal of and accrued and unpaid interest, including additional interest, if any, on the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately. In case of certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries, the principal of and accrued and unpaid interest (including any additional interest) on the notes will automatically become due and payable.

Notwithstanding the foregoing, the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the substantially similar covenant contained in the indenture, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.50% per annum of the principal amount of the notes. If we so elect, such additional interest will be payable on all notes outstanding on or before the date on which such event of default first occurs until such event of default is cured or waived or ceases to exist and will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 180th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the business day before the date on which such event of default otherwise would occur. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, with respect to the failure to deliver the consideration due upon conversion, with respect to the failure to pay the repurchase price in connection with a fundamental change when due, or with respect to the failure to comply with any provisions of the indenture that cannot be amended or modified without the consent of the holder of each outstanding note affected) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, the right to receive payment or delivery of the consideration due upon conversion, or the right to receive the repurchase price in connection with a fundamental change when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Modification and amendment

The indenture may be modified and amended as described in “Description of Debt Securities—Provisions Applicable to Each Indenture—Modification and Waiver” in the accompanying prospectus. Notwithstanding the foregoing provision, in addition to the other limitations described in “Description of Debt Securities—Provisions Applicable to Each Indenture—Modification and Waiver,” no supplemental indenture may, without the consent of each holder of an outstanding note affected by such supplemental indenture:

(1) make any change that adversely affects the conversion rights of any notes; or

(2) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and (in the case of conversion) shares of common stock (subject to our right to pay cash in lieu thereof), if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents we file with the SEC via the EDGAR system or any successor electronic filing system will be deemed to have been filed with the trustee as of the time those documents are filed via that system.

Trustee

Wells Fargo Bank, National Association, is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) and of amounts due upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing.

Convertible note hedge and warrant transactions

In connection with the offering of the notes, we expect to enter into convertible note hedge transactions with one or more affiliates of the underwriters (the “hedge counterparties”). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, 14,038,408 shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also expect to enter into warrant transactions with the hedge counterparties whereby we will sell to the hedge counterparties warrants to purchase, subject to customary anti-dilution adjustments, 14,038,408 shares of our common stock.

We intend to use approximately $36.3 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after the cost of such transactions is partially offset by the proceeds from the sale of the warrants). If the underwriters exercise their over-allotment option to purchase additional notes, we will not sell additional warrants or enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, or if the convertible note hedge transactions cover fewer than the full number of shares of our common stock underlying the notes, there would nevertheless be dilution.

We will not be required to make any cash payments to the hedge counterparties or their affiliates upon the exercise of the options that are a part of the convertible note hedge transactions, but will be entitled to receive from it or them, as the case may be, a number of shares of our common stock, an amount of cash or a combination of cash and shares of our common stock generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the hedge counterparties or their affiliates a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the hedge counterparties, and are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by hedge counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Underwriting—Other relationships” and “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Material United States federal income tax considerations

General

This is a summary of certain material U.S. federal income tax consequences relevant to holders of the notes or of our common stock. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change which may be with retroactive effect. The discussion below deals only with notes and common stock that are held as capital assets by a person who acquired such notes from an underwriter in the offering that is made hereby or who acquired such common stock on the conversion of such a note and does not purport to deal with persons in special tax situations, such as banks or other financial institutions, governmental bodies or agencies or instrumentalities thereof, traders in securities that elect to use a mark-to-market method of accounting, insurance companies, regulated investment companies, dealers in securities, tax-exempt entities, persons holding the notes in a tax-deferred or tax-advantaged account, or persons holding the notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes.

This summary does not address all of the tax consequences that may be relevant to holders of our notes or of our common stock in light of their personal circumstances or particular situations. For example, this summary does not address

•	the U.S. federal income tax consequences to shareholders in, or partners in, or beneficiaries of, an entity that is a beneficial owner of the notes;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes or of our common stock;

•	the U.S. federal income tax consequences to U.S. holders whose functional currency is not the U.S. dollar; or

•	any state, local or foreign tax consequences, or any non-income tax consequences, of the purchase, ownership or disposition of the notes or of our common stock.

A U.S. holder is a beneficial owner of the notes or of our common stock who is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A Non-U.S. holder is a beneficial owner of the notes or of our common stock who is neither a U.S. holder nor a partnership. A beneficial owner of the notes or of our common stock which is a partnership for U.S. federal income tax purposes and the partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and of our common stock.

No statutory or judicial authority directly addresses the treatment of the notes or of our common stock for U.S. federal income tax purposes. We have not sought, and do not expect to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of holding or disposing of the notes or of our common stock. The IRS is not precluded from taking contrary positions to those set forth herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and of our common stock in light of their own particular circumstances, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the possible effects of changes in U.S. federal, state, local, foreign or other tax laws.

Treatment of U.S. holders

The following is a summary of certain material U.S. federal income tax consequences that may affect you if you are a U.S. holder of a note or of our common stock.

Interest on the notes

We expect that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, the interest that is payable on a note will be taxable to you as ordinary income in accordance with your method of accounting for U.S. federal income tax purposes.

In certain circumstances, we will be obligated to pay you amounts in excess of the stated interest and principal on the notes. We believe there is only a remote possibility that we will actually become obligated to make any such additional payment and that, as a result, the notes are not contingent payment debt instruments. If the IRS successfully challenged this position so that the notes are contingent payment debt instruments, then you could be required to accrue interest income at a higher rate than the stated interest rate on the notes, to treat the conversion of a note as a taxable exchange in all events and to treat any gain recognized on the sale or other disposition of a note as ordinary income and not as capital gain.

Sale or exchange of the notes

Upon the sale or exchange of a note (other than a conversion), you will generally recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property that you receive in exchange for the note (not including any amount that you receive in respect of interest that has accrued, but not yet been paid, which will be treated as described above under “—Interest on the notes”) and (ii) your adjusted basis in the note. Your adjusted basis in a note generally will be your cost therefor increased by the amount, if any, that you included in income on an adjustment to the conversion rate of the notes, as described in “—Dividends on our common stock” below. Such gain or loss will be capital gain or loss, and if you are an individual who has held the note for more than one year, it will be a long-term capital gain which will generally be subject to a reduced rate of U.S. federal income tax. The deduction of a capital loss is subject to limitations.

Conversion of notes for cash or common stock

A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note as described above under “—Sale or exchange of the notes.”

If we satisfy our conversion obligation entirely in shares of our common stock, you will recognize neither gain nor loss except that (i) the receipt of cash in lieu of a fractional share of common stock will be treated as a sale or exchange of the fractional share that will be treated as is described above under “—Sale or exchange of the notes,” and (ii) the receipt of common stock with respect to accrued interest not previously taken into income will be treated as ordinary income. Your basis in the common stock received, which includes the fractional share in lieu of which you will receive cash, but excludes any common stock received with respect to accrued but unpaid interest (the basis of which would equal its fair market value upon receipt), will be the same in the aggregate as your basis in the note at the time of conversion. The portion thereof that is attributable to a fractional share will be used in determining the amount of gain or loss that you recognize on the deemed sale of that fractional share when you receive cash in lieu thereof. Your holding period for the common stock so received will include your holding period for the note converted, except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

Conversion of the notes for cash and common stock

If you receive a combination of common stock and cash upon conversion of a note, then your treatment for U.S. federal income tax purposes will depend on whether the notes are treated as “securities” for such purposes. The notes should be treated as “securities,” but the resolution of the matter is not free from doubt as a court in addressing the issue would apply a body of case law to the notes. If the notes are treated as “securities,” then you will recognize gain (but not loss) in the amount, if any, by which the fair market value of our common stock and the amount of cash you receive (excluding cash attributable to accrued interest, which will be treated as described above under—Interest on the notes”) exceeds your adjusted basis in the notes limited, however, to the amount of cash you receive (excluding cash attributable to accrued interest or received in lieu of a fractional share). Such gain or loss will be capital gain or loss, and if you are an individual who has held the note for more than one year it will be a long-term capital gain which is generally subject to a reduced rate of U.S. federal income tax. Your aggregate basis in the common stock received (including any fractional share that you are deemed to receive, but excluding any common stock received with respect to accrued interest (the basis of which would equal its fair market value upon receipt)) will equal your adjusted basis in the note that is so converted increased by the amount of gain recognized (other than with respect to any fractional shares) and decreased by the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). Your holding period for our common stock that you so receive will include the period during which you held such note, except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt. The portion of your basis that is attributable to any fractional share in lieu of which you receive cash will be used in determining the amount of gain or loss that you recognize on the deemed sale of that fractional share as is discussed in “—Sale or exchange of the notes.”

If the notes are not “securities”, then the treatment of a conversion in which you receive a combination of common stock and cash is unclear. The transaction might be viewed as a nontaxable exchange of a portion of each note for common stock and a taxable exchange of the remaining portion of each note for cash. Alternatively, the transaction might be viewed as a taxable exchange of the note for a combination of cash and common stock.

Sale or exchange of common stock

Upon a sale or exchange of our common stock, you will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted basis in the common stock. See the discussion above as to the determination of your basis and holding period in common stock that is received in exchange for the notes. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale or exchange, and if you are an individual who has held the common stock for more than one year, it will be a long-term capital gain which will generally be subject to a reduced rate of U.S. federal income tax. The deduction of a capital loss is subject to limitations.

Dividends on our common stock

Distributions, if any, that you receive with respect to our common stock will be a dividend and will be included in your income as ordinary income to the extent of our current or accumulated earnings and profits. Distributions in excess thereof will be treated as a return of capital to the extent of your adjusted basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock.

The conversion rate for the notes will be adjusted in certain circumstances (See “Description of the notes—Conversion rights—Conversion rate adjustments”). Such adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or our earnings and profits may result in a deemed distribution to you even though you do not receive a cash payment. Any deemed distribution will be treated as a dividend, return of capital, or capital gain in accordance with the tax rules described in the preceding paragraph.

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments on the notes, dividends and other distributions on our common stock and the proceeds from a sale or other disposition of the notes or of our common stock. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any amount that is so withheld will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund provided that you furnish certain information to the IRS.

Treatment of Non-U.S. holders

The following is a summary of certain material federal income tax consequences that may affect you if you are a Non-U.S. holder of a note or of our common stock

Interest on the notes

Payments of interest on the notes generally will be exempt from the U.S. federal withholding tax under the portfolio interest exemption if such interest is not effectively connected with your conduct of a trade or business in the United States, you properly certify as to your foreign status, and

•	you do not own, actually or constructively, 10% or more of the voting power of the total combined voting power of all classes of our stock entitled to vote; and

•	you are not a “controlled foreign corporation” (within the meaning of Section 957 of the Code) for U.S. federal income tax purposes that is related directly or indirectly to us through stock ownership.

The portfolio interest exemption and several of the special rules for Non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status which you can do by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to estates and trusts and to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under an applicable tax treaty or the payments of interest are effectively connected with your conduct of a trade or business in the United States. See “—Income effectively connected with your conduct of a trade or business in the United States.”

Sale or other taxable disposition of notes or of common stock

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, or other taxable disposition (including certain conversions) of a note or on any disposition of our common stock unless

•	the gain is effectively connected with your conduct of a trade or business in the United States and if one of certain tax treaties applies is attributable to a permanent establishment or a fixed base in the U.S., see “—Income effectively connected with your conduct of a trade or business in the United States”;

•	you are an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met, in which case the gain, to the extent in excess of certain losses, will generally be taxable at a rate of 30%; or

•	in certain circumstances, we are, or have been within the relevant period specified in Section 897(c)(1) of the Code, a “U.S. real property holding corporation.”

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. If we were a U.S. real property holding corporation, then any amount realized upon the disposition of a note or of our common stock would in certain circumstances be subject to withholding at a rate of 10% and any gain so recognized would in certain circumstances be subject to the U.S. federal income tax as though it were effectively connected with your conduct in the United States of a trade or business. See “—Income effectively connected with your conduct of a trade or business in the United States.”

Dividends on our common stock

Any dividends that you receive in respect of our common stock and any deemed dividends described above under “Treatment of U.S. holders—Dividends on our common stock” with respect to a note of which you are the beneficial owner that are not effectively connected with your conduct of a trade or business in the U.S. generally will be subject to withholding tax at a 30% rate (or a reduced rate specified by an applicable tax treaty). In order to obtain a reduced rate of withholding, you will be required to provide an IRS Form W-8BEN, under penalties of perjury, certifying your entitlement to benefits under a tax treaty. In the case of a constructive distribution of a dividend that you are deemed to receive, such tax may be collected by offset against later payments. See “—Income effectively connected with your conduct of a trade or business in the United States.”

Income effectively connected with your conduct of a trade or business in the United States.

Any interest on a note, any dividend on our common stock or any gain on the disposition of a note or of our common stock that you recognize that is effectively connected with your conduct of trade or business in the U.S. and if one of certain tax treaties applies is attributable to a permanent establishment or fixed base in the U.S. will be subject to U.S. federal income tax at regular graduated income tax rates as if you were a U.S. resident and will not be subject to withholding if you provide an IRS Form W-8ECI (or successor form). If you are a foreign corporation, you may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate provided by an applicable treaty) of your effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments on the notes, dividends on our common stock and the proceeds from your sale or other disposition of the notes or of our common stock. You may be subject to backup withholding on such payments unless you comply with certification procedures to establish that you are not a U.S. person. The certification procedures confirming foreign status described above under “—Interest on the notes” will generally satisfy the certification requirements necessary to avoid backup withholding. Any amounts that are so withheld will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund provided that your furnish certain information to the IRS.

Underwriting

We intend to offer the notes through the underwriters. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$87,262,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	71,402,500
Wachovia Capital Markets, LLC	71,402,500
Credit Suisse Securities (USA) LLC	39,682,500
ABN AMRO Incorporated	8,125,000
Calyon Securities (USA) Inc.	8,125,000
Citigroup Global Markets Inc.	8,125,000
Fortis Securities LLC	8,125,000
Scotia Capital (USA) Inc.	8,125,000
SunTrust Robinson Humphrey, Inc.	8,125,000
Johnson Rice & Company L.L.C.	6,500,000

Total	$325,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose to initially offer the notes at a price of 100% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.575% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per note	Without option	With option

Public offering price	$1,000.00	$325,000,000	$373,750,000
Underwriting discount	$26.25	$8,531,250	$9,810,938
Proceeds, before expenses, to us	$973.75	$316,468,750	$363,939,062

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $610,000 and are payable by us.

Over-allotment option

We have granted an option to the underwriters to purchase up to an additional $48,750,000 principal amount of the notes at the public offering price less the underwriting discount, plus accrued interest from the original issue date of the notes. The underwriters may exercise this option within the 30-day period beginning on the date the notes are issued solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sales of similar securities

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	offer, pledge, announce the intention to sell, sell or contract to sell any of our common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase any common stock;

•	otherwise dispose of or transfer any common stock;

•	make any demand for or exercise any right with respect to the registration of any shares of common stock, in the case of our executive officers and directors, or file any registration statement under the Securities Act with respect to the registration of any shares of common stock, in the case of us; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock whether any such swap or transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock.

Notwithstanding the foregoing, the lockup provision shall not (A) prohibit our executive officers or directors from effecting transfers of shares of common stock (1) as a gift or gifts (including charitable donations or gifts) or for estate planning purposes, provided that the donee or distributee agrees to be bound by the provisions of the lockup agreement, and (2) for the purpose of settling taxes owed in respect of awards of restricted stock and restricted stock units that vest during the 90-day restricted period and (B) impose any restriction on an executive officer or director following his or her retirement or resignation; provided, however, that in the case of any transfer or disposition made pursuant to clause (A)(1) or (B), no filing by the executive officer or director pursuant to Section 16 under the Exchange Act or other public announcement is required or made voluntarily in connection with such transfer or disposition (other than a Form 5 filed after the expiration of the 90-day restricted period). In addition, the lockup provision does not prohibit us from (a) selling the convertible notes in the offering described herein, (b) granting any options or awarding any restricted stock or restricted stock units pursuant to our 2007 Amended and Restated Stock Incentive Plan, issuing shares of our common stock pursuant to our Employee Stock Purchase Plan or issuing any shares of our common stock pursuant to our Directors’ Stock and Deferral Plan, in each case consistent with past practices or (c) issuing any shares of common stock upon the exercise of an option outstanding as of the date of this prospectus supplement and granted under existing employee stock option plans.

If (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the lockup restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless the representative waives such extension in writing.

The representatives in their sole discretion, and J.P. Morgan Securities Inc. solely with respect to the lockup of the Company, may release any of the securities subject to these lockup provisions at any time without notice.

Price stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes.

If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the notes to stabilize the price or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Electronic offer, sale and distribution of securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The underwriters intend to allocate a limited number of notes for sale to their online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet web sites maintained by the underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ web sites is not part of this prospectus supplement or the accompanying prospectus.

Other relationships

Some of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Wells Fargo Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the trustee, security registrar, paying agent and conversion agent for the notes. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the syndication agent and a lender under our senior secured credit agreement. In addition, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, ABN AMRO Incorporated, Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Fortis Securities LLC, Scotia Capital (USA) Inc. and SunTrust Robinson Humphrey, Inc. has an affiliate that is a lender and/or agent under our senior secured credit agreement. In addition, Wachovia Capital Markets, LLC, is the Sole Deal Agent and the lender under our ABS facility, and Wachovia Bank, N.A. is the administrative agent and a lender under our senior secured credit agreement. We intend to repay each of such lenders a portion of the amounts outstanding under our senior secured credit agreement and our asset-backed securitization facility with the net proceeds of this offering. Accordingly, because more than 10% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority (“FINRA”) rules. Under certain circumstances, that rule requires that the yield at which the notes are to be distributed to the public can be no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA. Johnson Rice & Company L.L.C. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. We have agreed to indemnify Johnson Rice & Company L.L.C. against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Use of proceeds.”

In addition, in connection with the offering of the notes, we expect to enter into convertible note hedge transactions with counterparties, some of which are affiliates of the underwriters of the notes. These transactions are expected to reduce the potential dilution upon conversion of the notes.

The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, 14,038,408 shares of our common stock. Concurrently with entering into the convertible note hedge transactions, we also intend to sell warrants to the counterparties relating to, subject to customary antidilution adjustments, the purchase of 14,038,408 shares of our common stock. We intend to use a portion of the net proceeds of this offering and of the warrants to pay the cost of the convertible note hedge transactions. The warrants could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional notes, we will not sell additional warrants or enter into additional convertible note hedge transactions. These transactions will be accounted for as an adjustment to our stockholders’ equity.

In connection with establishing their initial hedge of these transactions, the counterparties have advised us that they and/or their respective affiliates expect to enter into various derivative transactions with respect to our common stock and may purchase our common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes. In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock in secondary market transactions following the pricing of the notes, which could adversely impact the price of our common stock and of the notes or could have the effect of increasing or preventing a decline in the value of our common stock. In particular, such hedging transactions may occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. In order to unwind their hedge positions with respect to those exercised options, the counterparties and/or their respective affiliates are likely to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock that are likely to result in counterparties to these transactions selling shares of our common stock in secondary market transactions during the observation period for the converted notes.

The potential effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the market price of our common stock and the market price of the notes and, as a result, the value of the consideration and the number of shares, if any, that you would receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or the shares of our common stock. In addition, we do not make any representation as to whether or when the counterparties and/or their respective affiliates will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. See “Convertible note hedge and warrant transactions.”

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wachovia Capital Markets, LLC may arrange to sell securities in certain jurisdictions through an affiliate, Wachovia Securities International Limited, or WSIL. WSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wachovia Capital Markets, LLC. WSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area, the EU plus Iceland, Norway and Liechtenstein, which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus supplement, as well as any other material relating to the notes, is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying Prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Legal matters

The validity of the notes and certain other legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters with respect to the notes will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas, and by Davis Polk & Wardwell, New York, New York. Vinson & Elkins L.L.P. performs legal services for the Partnership and us from time to time on matters unrelated to the issuance of the notes.

Experts

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Exterran’s Current Report on Form 8-K dated June 3, 2009, and the effectiveness of Exterran’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the retroactive application of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements— an amendment to ARB No. 51 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2006 before the effects of the adjustments to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization), all described in Note 1 (not separately included or incorporated by reference in this prospectus supplement) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2006 incorporated in this Registration Statement by reference to the Current Report on Form 8-K dated June 3, 2009, have been so incorporated in reliance on the reports of (i) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization), and (ii) Deloitte & Touche LLP solely with respect to the adjustments to those financial statements to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization), given upon their authority as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and other reports and other information with the SEC in accordance with the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.exterran.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement and the accompanying prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus the following documents (other than documents or information furnished but not filed for purposes of the Exchange Act):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on February 26, 2009, as modified by our current report on Form 8-K as filed with the SEC on June 3, 2009 for the retrospective applications of SFAS No. 160—Noncontrolling interests in Consolidated Financial Statements—an amendment of ARB 51 (”SFAS 160”);

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009; and

•	Our current reports on Form 8-K filed with the SEC on February 10, 2009, February 26, 2009, March 6, 2009, March 25, 2009, June 1, 2009 and June 3, 2009 (related to SFAS 160 only).

In addition, all documents we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished but not filed for purposes of the Exchange Act), will be incorporated by reference until all of the offered securities are sold.

You may request a copy of these filings, at no cost, by writing or telephoning Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, (281) 836-7000.

Forward-looking statements

This prospectus supplement and the documents incorporated by reference herein include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy,” “could,” “should” or “will” or the negative of those terms or other variations of them or comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

•	conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact on the price of natural gas, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment and services;

•	our reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies;

•	the success of our subsidiaries, including the Partnership;

•	changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, the taking of property without fair compensation and legislative changes;

•	changes in currency exchange rates and restrictions on currency repatriation;

•	the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters;

•	the risk that counterparties will not perform their obligations under our financial instruments;

•	the creditworthiness of our customers;

•	our ability to timely and cost-effectively obtain components necessary to conduct our business;

•	employment workforce factors, including our ability to hire, train and retain key employees;

•	our ability to implement certain business and financial objectives, such as:

•	international expansion;
•	sales of additional U.S. contract operations contracts and equipment to the Partnership;
•	timely and cost-effective execution of projects;
•	integrating acquired businesses;
•	generating sufficient cash; and
•	accessing the capital markets at an acceptable cost;

•	liability related to the use of our products and services;

•	changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and

•	our level of indebtedness and ability to fund our business.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk factors” included herein and in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other SEC filings.

Exterran Holdings, Inc.

Common Stock
Preferred Stock
Senior Debt Securities
Subordinated Debt Securities
Warrants

We may from time to time offer and sell common stock, preferred stock, debt securities, warrants, units or depositary shares. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “EXH.”

Investing in our securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 3, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read the prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement, or in any document incorporated by reference is accurate as of any date other than the date of the document containing the information.

As used in this prospectus, “we,” “us,” “our,” and the “Company” mean Exterran Holdings, Inc. and, where the context requires, includes our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC in accordance with the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.exterran.com. Information contained on our website is not part of this prospectus. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus is a part of the registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as on the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the following documents (other than documents or information furnished but not filed for purposes of the Exchange Act):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on February 26, 2009, and as modified by our current report on Form 8-K filed with the SEC on June 3, 2009 for the retrospective application of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment to ARB No. 51 (“SFAS 160”);

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009;

•	Our current reports on Form 8-K filed with the SEC on February 10, 2009, February 26, 2009, March 6, 2009, March 25, 2009, June 1, 2009 and June 3, 2009 (related to SFAS 160 only); and

•	The description of our common stock contained in our current report on Form 8-K filed with the SEC on August 20, 2007.

In addition, all documents we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K), will be incorporated by reference until all of the offered securities are sold.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, (281) 836-7000.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy,” “could,” “should” or “will” or the negative of those terms or other variations of them or comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

•	conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact on the price of natural gas, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment and services;

•	our reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies;

•	the success of our subsidiaries, including Exterran Partners, L.P. (along with its subsidiaries, the “Partnership”);

•	changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, the taking of property without fair compensation and legislative changes;

•	changes in currency exchange rates and restrictions on currency repatriation;

•	the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters;

•	the risk that counterparties will not perform their obligations under our financial instruments;

•	the creditworthiness of our customers;

•	our ability to timely and cost-effectively obtain components necessary to conduct our business;

•	employment workforce factors, including our ability to hire, train and retain key employees;

•	our ability to implement certain business and financial objectives, such as:

•	international expansion;

•	sales of additional U.S. contract operations contracts and equipment to the Partnership;

•	timely and cost-effective execution of projects;

•	integrating acquired businesses;

•	generating sufficient cash; and

•	accessing the capital markets at an acceptable cost;

•	liability related to the use of our products and services;

•	changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and

•	our level of indebtedness and ability to fund our business.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” included herein and in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other SEC filings.

EXTERRAN HOLDINGS, INC.

We are a global market leader in the full service natural gas compression business and a premier provider of operations, maintenance, service and equipment for oil and natural gas production, processing and transportation applications. Our global customer base consists of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent producers and natural gas processors, gatherers and pipelines.

We were incorporated on February 2, 2007 as a wholly owned subsidiary of Universal Compression Holdings, Inc. (“Universal”). On August 20, 2007, Universal and Hanover Compressor Company (“Hanover”) merged into our wholly owned subsidiaries, and we became the parent entity of Universal and Hanover. Immediately following the completion of the merger, Universal merged with and into us. Our common stock is traded on the New York Stock Exchange under the symbol “EXH.”

We are the indirect majority owner of the Partnership, a master limited partnership that provides natural gas contract operations services to customers throughout the United States. As of March 31, 2009, public unitholders held a 43% ownership interest in the Partnership and we owned the remaining equity interest, including the general partner interest and all incentive distribution rights. The general partner of the Partnership is our subsidiary, and we consolidate the financial position and results of operations of the Partnership.

Our executive offices are located at 16666 Northchase Drive, Houston, Texas 77060, and our telephone number is (281) 836-7000.

RISK FACTORS

An investment in our securities involves risks. Before you invest in the securities covered by this prospectus, you should carefully consider all of the information contained in or incorporated by reference in this prospectus and any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the “Risk Factors” described in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks come to fruition, our business, financial condition or results of operation could be materially and adversely affected.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions, and

•	the repayment or refinancing of our debt.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of this table, “earnings” are defined as income (loss) from continuing operations before taxes, less equity in (income) loss of non-consolidated affiliates, plus interest on indebtedness, amortization of capitalized interest, amortization of leasing expense and the estimated interest factor attributable to rental expense. “Fixed charges” consist of interest, including capitalized interest, on all indebtedness, amortization of debt discounts and expenses incurred on issuances, and an estimate of the interest factor within rental expense.

	Three
	Months
	Ended	Year Ended
	March 31,	December 31,
	2009	2008(1)	2007	2006	2005(2)	2004(3)

Ratio of earnings to fixed charges	2.43	—	1.21	1.86	—	—

(1)	Due to a loss for the year ended December 31, 2008, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $986.9 million to achieve coverage of 1:1. In the fourth quarter of 2008, we recorded a goodwill impairment charge of $1,148.4 million and an impairment charge of $21.6 million to reduce the carrying amount of our assets associated with the Cawthorne Channel Project to their estimated fair value. For more information regarding these pre-tax charges, see Notes 9 and 20, respectively, to the consolidated financial statements included in our Current Report on Form 8-K dated June 3, 2009.

(2)	Due to a loss for the year ended December 31, 2005, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $11.8 million to achieve coverage of 1:1. During the year, we recorded $9.8 million in pre-tax charges. For a description of these pre-tax charges, see Note 22 in the notes to the consolidated financial statements included in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2005.

(3)	Due to a loss for the year ended December 31, 2004, the ratio was less than 1:1. We would have had to generate additional pre-tax earnings of $38.7 million to achieve coverage of 1:1. During the year, we recorded $0.4 million in pre-tax benefit. For a description of this pre-tax benefit, see Note 22 in the notes to the consolidated financial statements included in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2005.

DESCRIPTION OF CAPITAL STOCK

General

The following discussion of our capital stock is a summary of the provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Second Amended and Restated Bylaws (“Bylaws”) and provisions of applicable law. This discussion is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, which we have filed with the SEC.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share. Cumulative voting of shares of common stock is not permitted. Except as expressly conferred under prescribed conditions to the holders of preferred stock or as otherwise required by law, the holders of our common stock possess all voting power that may be exercised by our stockholders.

Dividend Rights

Holders of our common stock are entitled to share ratably in any dividends our board of directors may declare on the common stock, subject to any preferential rights of the holders of any of our preferred stock that may be outstanding and any restrictions that may be imposed by instruments governing any indebtedness of us or our subsidiaries.

Liquidation Rights

If we liquidate or dissolve, the holders of our common stock will be entitled to share ratably in all remaining assets available for distribution after payment or provision for our liabilities and the liquidation preference of any of our preferred stock that may be outstanding.

Preemptive Rights

No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EXH.”

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 50,000,000 shares of preferred stock in one or more series. Our board of directors has the full authority permitted by the laws of the state of Delaware to determine the designations, powers, preferences and rights, including voting rights and rights upon our liquidation, of any series of our preferred stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Certain provisions of our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law may have the effect of delaying, preventing or making more difficult a change of control of us or the removal of our directors by means of a tender offer, a proxy contest or otherwise.

Number of Members of Board of Directors

Our Certificate of Incorporation provides that the number of directors that constitute our entire board of directors will be fixed from time to time exclusively by our board of directors pursuant to a resolution adopted by a majority of the board of directors. This provision permits our board of directors, if it so elects, to increase the number of members of the board of directors. Our Bylaws permit our board of directors to fill any vacancies resulting from such an increase with its own designees. All of our directors are elected annually by the stockholders for a term of one year (i.e., the board is not classified).

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that only our president, the chairman of the board or a majority of our board of directors may call a special meeting of stockholders. This provision may delay or prevent a stockholder from removing a director from the board of directors or from gaining control of the board.

Advance Notice of Proposals and Nominations

Our Bylaws provide that at any annual meeting of stockholders, the only nominations of persons for election to our board of directors to be considered and the only business to be conducted will be the nominations made or business brought before the meeting (i) pursuant to a notice of meeting delivered at the direction of our board of directors, (ii) by or at the direction of our board of directors or any committee thereof or (iii) by a stockholder who is entitled to vote at the meeting and who complies with the advance notice procedures set forth in the Bylaws. For nominations and other business to be properly brought before an annual meeting of stockholders pursuant to clause (iii) above, the stockholder must deliver written notice to our corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. However, if the date of the annual meeting is advanced more than 30 days prior to, or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 130 days prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Similar procedures apply to nominations of persons for election to our board of directors at any special meeting of the stockholders called for the purpose of electing directors, except that such notice must be delivered to our corporate secretary not more than 120 days prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting or (ii) if the first public announcement of such special meeting is less than 100 days prior to such special meeting, the tenth day following the day on which public announcement of the date of such special meeting is first made.

Our Bylaws require any stockholder proposing to nominate a person for election as a director to provide certain information in the notice, including information relating to the nominee and information about compensation agreements, arrangements and understandings and other material relationships with the nominee. The Bylaws also require any stockholder submitting a proposal for business to be considered by the stockholders at the meeting to provide in the notice a brief description of the business to be brought before the meeting, the reasons for conducting it at the meeting and any material interest in the business of the stockholder and any beneficial owner on whose behalf the proposal is made. In the case of either director nominations or proposals for other business, the notice must include information about, among other things, the identity of the stockholder and any such beneficial owner, their ownership of stock of the Company and related securities or derivative instruments, proxies or other rights to vote shares of the Company, short interest in securities of the Company, interests in shares or related derivative instruments that are held through certain partnerships, and any performance-related fees to which they are entitled based on the value of shares of the Company or related derivative instruments. The notice must also include representations that the stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting and must include statements about delivery of proxy materials to stockholders.

The Proposing Person must update and supplement the required information 10 business days prior to the date of the meeting. The Bylaws also provide that a Proposing Person must be a stockholder of record as of the time of giving the notice provided for in the Bylaws and at the time of the meeting at which the nomination or proposal will be considered.

These provisions may have the effect of preventing or hindering stockholders from bringing matters before an annual meeting or special meeting of stockholders or from nominating candidates for election as directors at stockholder meetings.

Action by Stockholders

Our Certificate of Incorporation provides that any action that may be taken by our stockholders must be taken at a duly called annual or special meeting of such holders and not by written consent in lieu of a meeting.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit a publicly-held Delaware corporation from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•	prior to the date that the person became an interested stockholder, the transaction or business combination that resulted in the person becoming an interested stockholder is approved by our board of directors;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, other than statutorily excluded shares; or

•	on or after the date that the person became an interested stockholder, the business combination is approved by our board of directors and by the holders of at least two-thirds of our outstanding voting stock, not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

Under some circumstances, Section 203 may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203.

Preferred Stock

The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of our company. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or the rules of the New York Stock Exchange.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Any repeal or modification of the limitation of the directors’ liability to us by our stockholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

Our Certificate of Incorporation and Bylaws also provide that we will indemnify and advance expenses to our officers and directors to the fullest extent permitted by applicable law. The inclusion of these provisions in our Certificate of Incorporation and Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty as a director, even though such an action, if successful, might otherwise have benefited us and our stockholders.

DESCRIPTION OF DEBT SECURITIES

Our debt securities covered by this prospectus will be our general unsecured obligations. We may issue senior debt securities on a senior unsecured basis under one or more indentures between us and Wells Fargo Bank, National Association, as trustee. We refer to any such indenture as the senior indenture. We may issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Exterran Holdings, Inc. only.

Provisions Applicable to Each Indenture

General.  The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

Unless we inform you otherwise in the applicable prospectus supplement, the indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms.  The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets.  The indentures generally permit a consolidation or merger between us and another entity. They also permit us to sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if we are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default.  Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of each series of debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Exterran Holdings, Inc.;

•	specified events involving the guarantees; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•	with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver.  Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law.  New York law will govern the indentures and the debt securities.

Trustee.  Wells Fargo Bank, National Association will be the trustee under each indenture.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer.  The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent.  Unless we inform you otherwise in the prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in the prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices.  Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities.  We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination.  Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of the Company or any other entity. We may issue warrants independently or together with any other securities, and warrants may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent that we will name in the prospectus supplement. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the prospectus supplement relating to the offering. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	a discussion of any material United States federal income tax considerations.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways: (1) directly to one or more purchasers; (2) through agents; (3) through underwriters, brokers or dealers; or (4) through a combination of any of these methods of sale.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the securities,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Exterran’s Current Report on Form 8-K dated June 3, 2009, and the effectiveness of Exterran’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the retroactive application of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment to ARB No. 51 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2006 before the effects of the adjustments to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization), all described in Note 1 (not separately included or incorporated by reference in this Prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2006 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated June 3, 2009, have been so incorporated in reliance on the reports of (i) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization), and (ii) Deloitte & Touche LLP solely with respect to the adjustments to those financial statements to retrospectively reflect (1) the change in classification of supply chain costs within the consolidated statement of operations, (2) the effect of the reverse stock split on Hanover’s outstanding common stock and earnings per share calculations, and (3) the change in the composition of reportable segments including the reclassification on the consolidated statement of operations of the related revenues and costs of sales (excluding depreciation and amortization), given upon their authority as experts in auditing and accounting.

$325,000,000

Exterran Holdings, Inc.

4.25% Convertible Senior Notes due 2014

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	Merrill Lynch & Co.	Wachovia Securities	Credit Suisse

Co-Managers

ABN AMRO Incorporated	Calyon Securities (USA) Inc.	Citi	Fortis Securities LLC

Scotia Capital	SunTrust Robinson Humphrey	Johnson Rice & Company L.L.C.

June 5, 2009